Exhibit 2.3

EXECUTION VERSION

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

SECOND AMENDMENT TO

ASSET PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made and entered into effective as of March 2, 2026, by and between Vireo Health of Rocky Mountain, LLC, a Delaware limited liability company (“Buyer”), and Chicago Atlantic Admin, LLC, a Delaware limited liability company (the “Collateral Agent”). Each of Buyer and the Collateral Agent are referred to herein as a “Party” and collectively as the “Parties”.

BACKGROUND

Reference is made to that certain Asset Purchase Agreement, dated as of November 13, 2025 (as amended from time to time, including pursuant to that First Amendment to Asset Purchase Agreement dated January 29, 2026, the “Agreement”), by and among (a) Buyer, (b) the Collateral Agent, solely in its capacity as the collateral agent under that certain Senior Notes Indenture and related Senior Notes Documents, (c) Medicine Man Technologies, Inc., a Nevada corporation (the “Company”), and (d) the Company’s Subsidiaries listed on Schedule I and Schedule II of the Purchase Agreement (collectively with the Company, the “Company Entities”). The Parties desire to amend the Agreement as set forth herein. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

AGREEMENT

For good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.       Amendments to Agreement. The Agreement is hereby amended as set forth in the amended Agreement attached hereto as Exhibit A.

2.       Miscellaneous. Except as expressly modified by this Amendment, the Agreement (as amended) shall remain unmodified and in full force and effect. The terms of Article 9 of the Agreement shall apply to this Amendment, as applicable, as if fully set forth herein.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed effective as of the day and year first set forth above.

BUYER:

VIREO HEALTH OF ROCKY MOUNTAIN, LLC

By:	/s/ John Mazarakis
Name:	John Mazarakis
Title:	Chief Executive Officer

COLLATERAL AGENT:

CHICAGO ATLANTIC ADMIN, LLC

By:	/s/ Peter Sack
Name:	Peter Sack
Title:	Authorized Person

[Signature Page to Second Amendment to Asset Purchase Agreement]

EXHIBIT A

AMENDED AGREEMENT

Execution Version

ASSET PURCHASE AGREEMENT

BY AND AMONG

VIREO HEALTH OF ROCKY MOUNTAIN, LLC,

CHICAGO ATLANTIC ADMIN, LLC,

MEDICINE MAN TECHNOLOGIES, INC.

AND

THE OTHER PARTIES NAMED HEREIN

DATED AS OF NOVEMBER 13, 2025

TABLE OF CONTENTS

Page

INDEX OF SCHEDULES, ANNEXES & EXHIBITS

Schedule I	Company Sellers
Schedule II	Company Non-Sellers
Annex A	Acquired Assets
Annex B	Excluded Assets
Annex C	Assumed Liabilities
Annex D	Excluded Liabilities

Exhibit A	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit B	Form of Lease Assignments
Exhibit C	Form of Intellectual Property Assignments

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of November 13, 2025, by and among (a) Vireo Health of Rocky Mountain, LLC, a Delaware limited liability company (the “Buyer”), (b) Chicago Atlantic Admin, LLC, solely in its capacity as the collateral agent under that certain Senior Notes Indenture (as defined below) and related Senior Notes Documents (as defined below) (the “Collateral Agent”), (c) Medicine Man Technologies, Inc., a Nevada corporation (the “Company”), (d) the Company’s Subsidiaries listed hereto on Schedule I (collectively with the Company, the “Company Sellers”), and (e) the Company’s Subsidiaries listed hereto on Schedule II (the “Company Non-Sellers”, and together with the Company Sellers, the “Company Entities”). The Company Sellers ~~and the Collateral Agent~~ are sometimes referred to collectively as the “Selling Parties,” and each individually as a “Selling Party.” Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, the Company is in default of its obligations under that certain Indenture dated as of December 7, 2021 (the “Senior Notes Indenture”) between the Company, as Issuer, the Subsidiaries, as guarantors, Ankura Trust Company LLC (the “Senior Notes Trustee”) as trustee, registrar, paying agent, and conversion agent, and the Collateral Agent as the Senior Notes Collateral Agent.

WHEREAS, as a result of such defaults, the Senior Notes Trustee is entitled to exercise its remedies under the Senior Notes Documents (as defined in the RSA) and Applicable Laws, including to foreclose its security interests upon the Senior Notes Collateral securing the Senior Notes Obligations under the Senior Notes.

WHEREAS, the Parties acknowledge and agree that the Collateral Agent holds certain Liens and security interests on the Collateral Assets, but does not, has never, and will not hold legal or beneficial title thereto, and does not, has never, and will not exercise or possess “control” (as such term is used under 1 CCR 212-3, Rule 1-115 of the Code of Colorado Regulations or any other applicable cannabis regulatory authority) over the Company Sellers, their business, or any Seller Licenses (as defined herein), and acts solely in its representative capacity on behalf of the Senior Noteholders (and at the direction of the Required Consenting Senior Noteholder) to enforce and release such Liens in accordance with Article 9 of the UCC.

WHEREAS, reference is hereby made to that certain Restructuring Support Agreement, by and among the Company, the Consenting Senior Noteholders (as defined in the RSA), the Consenting Star Buds Seller Note Parties (as defined in the RSA), and the other signatories thereto, dated as of October 10, 2025 (the “RSA”), whereby the parties thereto agreed to implement the Restructuring Transactions (as defined therein) pursuant to the RSA, the Restructuring Term Sheet (as defined in the RSA) and the other Definitive Documents (as defined in the RSA) through, among other steps: (a) the sale, conveyance, assignment, transfer and delivery to the Buyer (or one or more of its Affiliates) of all right, title, and interest in and to (i) the Transferred Collateral Assets ~~by the Collateral Agent, solely in its capacity as secured party under Article 9 of the UCC, on behalf of the Senior Noteholders~~ and (ii) the Non-Collateral Transferred Assets by the Company Sellers as the record owners of such property, in each case together with the Buyer’s assumption of the related Assumed Liabilities to effectuate the Sale Transaction (as defined in the RSA); (b) implementation of the Sale Transaction ~~through~~following a public disposition of collateral pursuant to Sections 9-610 and 9-611 of the UCC, ~~to be~~with such auction conducted by the Collateral Agent at the direction of the Required Consenting Senior Noteholder (with such auction not conveying or transferring any interests or rights in the Acquired Assets to any Person and serving solely to designate the winning bidder for the contemplated Sale Transaction to be consummated under this Agreement),coupled with a consensual assignment of the Non-Collateral Transferred Assets by the Company Sellers to the Buyer in accordance with the RSA; (c) the liquidation of the Excluded Assets and treatment of the Excluded Liabilities of the Company Parties (as defined in the RSA), and wind-down of the applicable Company Parties through the commencement of one or more proceedings under applicable state law (including, without limitation, a receivership, liquidation, foreclosure, dissolution, and/or an assignment for the benefit of creditors), in each case, as determined by the Ad Hoc Committee (as defined in the RSA) and reasonably acceptable to the Company; and (d) adopting plans for the post-restructuring compensation, retention, bonus, and incentive structure for leadership, management, and key employees, through the Management Incentive Plan, Consulting Agreement, Employee Retention Plan and Executive Employment Agreements (each as defined in the RSA).

WHEREAS, in accordance with the RSA and Sections 9-610 and 9-611 of the UCC, the Collateral Agent, at the direction of the Required Consenting Senior Noteholder, conducted a public disposition of the Transferred Collateral Assets (the “Auction”), which Auction has been completed and at which the Buyer was selected as the highest or otherwise prevailing bidder for the Acquired Assets.

WHEREAS, following completion of the Auction and pursuant to ~~and in accordance with~~ the RSA, the Buyer desires to acquire ~~from the Selling Parties~~, and the Selling Parties ~~(acting in their respective capacities as described above),~~ desire to transfer or convey ~~to Buyer or one of its designated Affiliates,~~at the Closing, the right, title and interest in and to the Acquired Assets (as defined below), in consideration of~~, and in exchange for,~~  the cancellation and satisfaction in full of the Senior Notes Obligations ~~(as defined in the RSA)~~ and the release of ~~all~~ Liens ~~and security interests on the Collateral Assets~~as provided herein, including (i) the ~~automatic~~ release of Liens on the Transferred Collateral Assets ~~pursuant to the Sale Proceeding~~ and (ii) the release of Liens on the Non-Transferred Collateral Assets in connection with such satisfaction in full, in each case pursuant to and in accordance with the RSA, and subject to the terms and conditions set forth herein.

WHEREAS, the Parties acknowledge and agree that (i) the Auction constituted solely the determination of Buyer as the prevailing bidder and did not convey, transfer, assign or otherwise vest in Buyer or the Collateral Agent any legal or equitable right, title or interest in or control over any Collateral Assets or other Acquired Assets, (ii) the Collateral Agent does not hold, has never held, and shall not at any time hold legal or beneficial title to the Collateral Assets or the Acquired Assets, but acts solely in its representative capacity on behalf of the Senior Noteholders to enforce and release Liens in accordance with Article 9 of the UCC, (iii) no Liens were released, satisfied or discharged as a result of the Auction, and (iv) the disposition of the Acquired Assets pursuant to Article 9 of the UCC shall be consummated only at the Closing in accordance with this Agreement and the Ancillary Documents, at which time, and not before, title shall transfer directly from the applicable Selling Parties to Buyer, and the legal effect of such disposition, including any discharge of junior Liens pursuant to Section 9-617 of the UCC, shall occur.

WHEREAS, this Agreement and the transactions contemplated hereby are intended to constitute the Sale Proceeding under the RSA and a public sale under Sections 9-610 and 9-617 of the UCC, and the Parties desire that the Acquired Assets be transferred to Buyer free and clear of all Liens (other than Post-Closing Permitted Liens), and Buyer shall not assume, and shall have no liability for, any other Liabilities or obligations of the Selling Parties except the Assumed Liabilities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1           Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign income tax law).

“Akimbo APA” means that certain Asset Purchase Agreement dated as of April 13, 2023, by and among Double Brow, LLC (as buyer), the Company (as parent), Standing Akimbo, LLC (as seller and representative), and Spencer A. Kirson and John G. Murphy (as equityholders).

“Allocation Schedule” shall mean the schedule allocating the Purchase Price and the Assumed Liabilities in accordance with Section 1060 of the Code and the Treasury Regulations thereunder and any corresponding requirements of any state, local, or foreign tax laws, as applicable.

“Altmore Claims” means claims and causes of action asserted by SHWZ Altmore LLC (“Altmore”), including, without limitation, all claims asserted under the loan agreement dated February 26, 2021 by and between Altmore, as lender, and PBS HoldCo, LLC, a subsidiary of the Company, as borrower, and the guaranty agreement dated February 26, 2021, by and between Altmore, as lender, and the Company, as guarantor, and any and all claims and causes of action asserted by Altmore.

“Altmore Loan Agreement Documents” means that certain (i) Loan Agreement dated as of February 26, 2021, by and among Mesa Organics Ltd., Mesa Organics II Ltd., Mesa Organics III Ltd., Mesa Organics IV Ltd., SCG Holding, LLC and PBS Holdco LLC and certain borrowers from time to time (“Borrowers”) and SHWZ Altmore, LLC (“Lender”) and GGG Partners LLC (as collateral agent); (ii) Promissory Note dated as of February 26, 2021, by and among Borrowers, Lender and GGG Partners LLC (as collateral agent); (iii) Security Agreement dated as of February 26, 2021, by and among Borrowers, Lender and GGG Partners LLC (as collateral agent); (iv) Intellectual Property Security Agreement dated as of February 26, 2021, by and among Borrowers, Lender and ~~and~~ GGG Partners LLC (as collateral agent); (v) Parent Guaranty dated as of February 26, 2021, by and among the Company (as guarantor) and GGG Partners, LLC (as collateral agent); and (vi) all other agreements, documents, certificates, and instruments executed and delivered by Borrowers and the Company as guarantor to Lender in connection therewith.

“Ancillary Agreements” means each of the agreements entered into or to be entered into in connection with this Agreement and the transactions contemplated hereby, including but not limited to the Bill of Sale, the Lease Assignments and the Intellectual Property Assignments.

“Applicable Law” means any applicable provision of any constitution, treaty, statute, law, rule, regulation, ordinance, code, order, decree, consent decree, or settlement enacted, adopted, issued or promulgated by any Governmental Authority.

“Bill of Sale” means the Bill of Sale and Assignment and Assumption Agreement to be executed by the applicable Selling Party and the Buyer at the Closing with respect to the applicable Acquired Assets and Assumed Liabilities, substantially in the form of Exhibit A.

“Business” means the business of the Company Entities as currently conducted and as currently proposed to be conducted immediately prior to the Closing, including the business of cultivating, packaging, distributing and selling cannabis products.

“Business Contingent Workers” means the individuals listed on Schedule 3.17(b) (as may be amended at the Buyer’s election after the date hereof to reflect any applicable new contingent workers Buyer wishes to offer or departures).

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in the state of New York.

“Business Employees” means the individuals listed on Schedule 3.17(a) (as may be amended at the Buyer’s election after the date hereof to reflect any applicable new hires Buyer wishes to offer or departures).

“Cash” means the amount of cash and cash equivalents (including marketable securities and marketable short term investments) that would be recorded on a consolidated balance sheet for the applicable Company Entities prepared in accordance with GAAP using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in preparation of the Reference Balance Sheet (as defined in Section 3.5).

“Closing” shall mean the closing of the purchase, sale and conveyance of the Acquired Assets and assumption of the Assumed Liabilities on the terms and conditions set forth in this Agreement.

“COBRA” means the continuation coverage requirements for “group health plans” under Section 4980B of the Code and Sections 601 through 608 of ERISA, and any similar and applicable State or local Applicable Law, and in each case, any official guidance promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral Assets” means, collectively, all assets, rights and property of the Company Entities that, as of the Closing Date, secure or purport to secure the Senior Notes Obligations under the Senior Notes Documents, whether tangible or intangible, real, personal or mixed, wherever located, including all proceeds thereof.

“Consenting Senior Noteholders” has the meaning ascribed to such term in the RSA.

“Consulting Agreement” has the meaning ascribed to such term in the RSA.

“Consulting Party” has the meaning ascribed to such term in the RSA.

“Consulting Party Financing Opportunity” has the meaning ascribed to such term in the RSA.

“Contingent Worker” means an independent contractor, consultant, temporary employee, leased employee or other service provider classified, treated, and paid other than as an employee, or compensated other than through the direct payment of wages through payroll.

“Contract” means any legally binding written contract, intellectual property license, sublicense, mortgage, purchase order, indenture, loan agreement, lease, sublease, agreement or instrument or any binding written commitment to enter into any of the foregoing to which a Person is a party or by which any Person’s assets are bound.

“Disclosure Schedule,” “Disclosure Schedules” or “Schedule” means the Disclosure Schedule attached hereto, delivered by the Company to the Buyer in connection with this Agreement.

“Employee Benefit Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not such plan is subject to ERISA), and each other compensation or benefit plan, program, policy, arrangement or agreement providing for employment, individual consulting, severance, termination, separation, incentive or bonus, commission, retention, change in control, deferred compensation, profit sharing, retirement, welfare, post-employment welfare, vacation or paid-time-off, equity or phantom equity, or other compensation or benefits, that is maintained, sponsored or contributed to (or required to be maintained, sponsored or contributed to) by any of the Company Entities or with respect to which any of the Company Entities have or could have any Liability.

“Employee Liabilities” means all Liabilities with respect to wages, compensation, cash or equity incentives, benefits, severance, and other accrued or contingent obligations, employment, engagement, retention or discharge, COBRA (or similar Applicable Laws), the WARN Act, the National Labor Relations Act and claims of unfair labor practices, and claims under any Applicable Laws relating to employment or labor (a) relating to any employee or service provider of a Company Entity (including any Business Employee or Business Contingent Worker) who does not become a Transferred Service Provider for any reason, or to any former employee or service provider of any Company Entity, regardless of when arising, (b) relating to any Business Employee or Business Contingent Worker who becomes a Transferred Service Provider (or any beneficiary or dependent thereof), to the extent arising on or prior to the Closing (including all severance and separation-related Liabilities arising in connection with a Transferred Service Provider’s termination of employment or service with any Company Entity as of the Closing), or (c) arising at any time under each Employee Benefit Plan.

“Employee Representative Body” means a labor or trade union, works council, employee association, or similar employee representative body.

“Environmental Claim” means any written notice, demand, claim, suit, proceeding or other communication alleging liability or potential responsibility (including for investigatory cost, cleanup cost, governmental response cost, natural resources damage, property damage, personal injury or penalty) under any Environmental Law, including any of the foregoing arising out of, relating to or resulting from (a) the presence or Release of any Hazardous Substance or (b) any violation or duty to comply with any Environmental Law or Permit required thereunder.

“Environmental Law” means any applicable federal, state or local law (including common law), statute, regulation, ordinance, code, guidance having the force of law, or other legal requirement relating to the protection of human health and safety (to the extent related to Hazardous Substances), or the environment, natural resources, climate change, biodiversity, wildlife or habitats, including any of the foregoing relating to any presence, emission, discharge, Release or potential Release of any Hazardous Substance, or otherwise relating to the manufacture, processing, distribution, use, registration, treatment, storage, disposal, transport, handling or human exposure to any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means an entity that is considered one employer with the Company or any of the Company Entities under Section 4001 of ERISA or Section 414 of the Code.

“Everest APA” means that certain Asset Purchase Agreement dated as of April 21, 2023, by and among Evergreen Holdco, LLC (as purchaser), the Company (as parent), Sucellus, LLC (as seller), James Griffin, Brook Laskey, William Baldwin, Andrew Dolan, and Greg Templeton (as equityholders), and Brook Laskey (as representative), as amended by that certain Amendment to Asset Purchase Agreement dated as of June 1, 2023.

“Everest Note” means that certain Promissory Note dated June 1, 2023, by and among Evergreen Holdco, LLC, and the Company (as payor) and Sucellus, LLC (as holder).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means (i) all Taxes of the applicable Company Entity or any of its Affiliates, or for which the applicable Company Entity or any of its Affiliates are otherwise liable as a transferee or successor, pursuant to an express or implied obligation to indemnify any other Person, by contract or pursuant to any Applicable Law or otherwise, (ii) all Taxes relating to the Excluded Assets or Excluded Liabilities for any taxable period, (iii) all Taxes relating to the Acquired Assets or the Assumed Liabilities for any taxable period ending on or prior to the Closing Date and, with respect to any Straddle Period, for the portion of such taxable period ending on the Closing Date, as calculated in accordance with Section 6.5(b), (iv) all Taxes under Section 6.5(a) and (v) all Taxes imposed on Buyer or any of its Affiliates as a transferee or successor of any Company Entity or any of its Affiliates.

“Federal Cannabis Laws” means any U.S. federal Laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of cannabis, marijuana or related substances or products containing or relating to the same, including, without limitation, the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960 and the regulations and rules promulgated under any of the foregoing; provided, however, that Federal Cannabis Laws shall not include any Laws regarding Taxes (including Section 280(e) of the Code).

“GAAP” means United States generally accepted accounting principles, consistently applied throughout the periods involved.

“Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any legislative, administrative, executive or judicial branch, body, entity or forum, agency, regulatory body or authority, or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court, tribunal or arbitrator.

“Hazardous Substance” means (a) petroleum or petroleum byproducts, per- and polyfluoroalkyl substances, asbestos or asbestos containing materials, polychlorinated biphenyls, or radioactive, flammable or explosive substances, and (b) any materials, substances, chemicals, contaminants, pollutants, pesticides, or wastes regulated or listed by, or for which liability or standards of conduct may be imposed pursuant to, any Environmental Law or Permit required thereunder.

“Indebtedness” means any liability of the Company Entities under or for any of the following (excluding any trade payable incurred in the Ordinary Course of Business of such Company Entity): (a) indebtedness for borrowed money, including any mortgages and substantially similar instruments or arrangements, whether or not evidenced by any note, bond or debenture or any similar instrument, and including, for the avoidance of doubt, all liabilities and obligations of such Company Entity to any Person for indebtedness for borrowed money; (b) all obligations of the Company Entities issued or assumed as the deferred purchase price of property, conditional sale obligations or under any title retention agreement; (c) all obligations and liabilities in respect of any letter of credit, bond, surety or similar obligations; (d) all liabilities and obligations of the Company Entities under any lease that is required to be treated as a capital lease under GAAP; (e) obligations under any interest rate swaps currency swaps, foreign exchange, hedging or similar instruments; (f) any amounts owed to any Person under any severance, change-of-control, retention, bonus or similar arrangements; (g) any indebtedness of the nature described in subclauses (a)-(f) above with respect to which such a Company Entity is a guarantor (excluding, for the avoidance of doubt, endorsements of negotiable instruments or guarantees of performance) or (h) interest, premium, penalty, fee, Taxes or other expense regarding any of the foregoing.

“Intellectual Property” means all intellectual property and proprietary rights in any applicable jurisdiction, whether registered or unregistered, including without limitation any of the following: (A) patents, patent applications of any kind, patent rights, inventions, discoveries and invention disclosures (whether or not patented) (including reissues, continuations, continuations-in-part, divisions, substitutions, provisionals, revisions, extensions, patent disclosures, and reexaminations); (B) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging designs, and slogans, together with all of the goodwill associated therewith; (C) copyrights in both published and unpublished works, and all other works of authorship, including all compilations, databases and computer programs, manuals and other documentation, all derivatives, translations, adaptations and combinations of the above, and any associated moral rights; (D) rights in know-how, trade secrets, confidential or proprietary information, research in progress, work-for-hire, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, testing procedures and testing results; (E) domain names, uniform resource locators and other names and locators associated with the internet; (F) registrations and applications to register any of the foregoing; (G) any and all other intellectual property rights and/or proprietary rights recognized by Applicable Law; and (H) all causes of action, damages, and remedies related to any of the foregoing, including damages for past, present and future infringement thereof; and (I) all copies and tangible embodiments of the foregoing (in whatever form or medium).

“Intellectual Property Assignments” means those certain Intellectual Property Assignments, to be dated as of the Closing Date and to be entered into by Buyer and the applicable Selling Party, in the form attached as Exhibit C hereto.

“IRS” means the Internal Revenue Service.

“Knowledge of the Company Entities” or “the Company Entities’ Knowledge” or any similar knowledge qualification means the actual knowledge of Forrest Hoffmaster, Collin Lodge and Christine Jones, after reasonable due inquiry.

“Leased Real Property” means the real property leased, subleased or licensed by the applicable Company Entity, in each case, as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned by any Company Entity, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property and other assets of every kind, nature and description of the applicable Company Entity located at or attached or appurtenant thereto and all easements, licenses, rights, options, privileges and appurtenances relating to any of the foregoing.

“Liability” means any liability, debt, obligation, deficiency, Tax, penalty, assessment, fine, order, decree, claim, charge, cause of action or other loss, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Lien” means (i) any mortgage, deed of trust, pledge, security interest, indenture, hypothecation, lien (including environmental and Tax liens), or similar charge or encumbrance of any kind (including any conditional sale or title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing, any sale of receivables with recourse against any Company Entity, and any filing or agreement to file any financing statement as debtor under the Uniform Commercial Code or any similar statute, in each case, that is imposed upon or affects an Acquired Asset, and (ii) in each case as relating to or affecting real property, adverse claims, options, rights of first refusal, easements, encroachments, servitudes, rights of way, licenses, voting agreements, or restrictions on transfer.

“Liquidation Proceedings” has the meaning ascribed to such term in the RSA.

“Losses” (collectively) or “Loss” (individually) means any loss, Liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, attorneys’, accountants’ and other professionals’ fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, Liabilities, condition (financial or otherwise), business, or results of operations of the applicable Company Entity, taken as a whole; provided, however, that none of the following shall constitute a Material Adverse Effect: (i) except to the extent that such event, occurrence, fact, condition or change disproportionately affects the applicable Company Entity relative to others in the same or similar industries, any change arising from or relating to (A) changes in Applicable Laws or other requirements issued by any Governmental Authority, (B) changes in GAAP, or (C) changes in general economic or political conditions or the securities markets in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise); (ii) any adverse change, effect or circumstance that directly results from the announcement of the transactions contemplated by this Agreement and the other agreements contemplated hereby; (iii) any action taken (or failure to act) by the applicable Company Entity that is at the written request of the Buyer; or (iv) any failure to meet a forecast (whether internal or published) of revenue, earnings, cash flow, or other data for any period or any change in such a forecast.

“Material Leases” means the Leases, and all applicable Ancillary Lease Documents, for the Leased Real Property at each of the locations set forth on Annex A.

“New First Lien Debt” has the meaning ascribed to such term in the RSA.

“New First Lien Debt Documents” has the meaning ascribed to such term in the RSA.

“New Money Financings” has the meaning ascribed to such term in the RSA.

“Non-Collateral Transferred Assets” means all assets, properties and rights of the Company Sellers that are included in the Acquired Assets to be conveyed to Buyer under this Agreement~~, and either (x)~~ that are not Collateral Assets securing the Senior Notes Obligations ~~or (y) are required to be transferred directly by the applicable Company Seller rather than through the UCC sale as described in the RSA, including, without limitation, any applicable owned or leased real property, cannabis licenses or permits, contract rights, or other assets that cannot be transferred by the Collateral Agent under the UCC.~~.

“Non-Transferred Collateral Assets” means any Collateral Assets that are Excluded Assets.

“Nuevo APA” means that certain Purchase Agreement dated as of November 29, 2021, by and among Nuevo Holding, LLC (as purchaser), Nuevo Elemental Holding, LLC (as purchaser), the Company (as parent), Reynold Greenleaf & Associates, LLC (as seller), William N. Ford (as seller), Elemental Kitchen and Labs, LLC, William N. Ford, John Christopher Romero, Jacob Christopher White, GLNM, LLC, Alexandra Falter-Hahn, and Michael Grimes (as ~~equityholders~~equity holders), and William N. Ford (as representative).

“Nuevo Note” means that certain Promissory Note, dated February 8, 2022, by and among certain of the Company Entities and Reynold Greenleaf & Associates, LLC, as amended by that certain First Amendment to Promissory Note dated July 3, 2024.

“Ordinary Course of Business” or “Business in the Ordinary Course” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Outside Sale Transaction Effective Date” has the meaning ascribed to such term in the RSA.

“Owned IP” means all Intellectual Property owned or purported to be owned by the applicable Company Entity.

“Owned Real Property” means those certain real properties as further described on Schedule 3.10(a), together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto or used in connection therewith.

“Parties” (collectively) or “Party” (individually) shall refer to the Company Entities, the Collateral Agent and the Buyer.

“Permit” means all permits, licenses, clearances, approvals, authorizations, registrations, certificates, concessions, grants, variances, permissions and similar rights issued by or obtained or required to be obtained, from a Governmental Authority.

“Permitted Liens” means, solely with respect to the condition of title on or prior to the Closing (i) Liens for Taxes, assessments and other government charges not yet due and payable or which are being contested in good faith by appropriate proceedings; (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’, or other like Liens arising in the Ordinary Course of Business for amounts that are not delinquent (and, with respect to real property, are not reflected in the applicable public real property records), and in each case which do not, individually or in the aggregate, materially detract from the value of, or materially impair the use of, any of the affected assets, properties (including real properties) or rights of the Company Entities therein; (iii) Liens and defects or irregularities in title that do not, individually or in the aggregate, materially detract from the value of, or materially negatively impact or impair the occupancy or use of, any affected real property; (iv) easements, declarations, covenants, conditions, restrictions, and rights of way, in each case which do not materially impair the occupancy or use of any affected real property for the purposes for which it is currently used; (v) zoning ordinances and other similar land use regulations imposed by Governmental Authorities affecting real property; (vi) Liens which will be terminated as of the Closing; (vii) Liens approved by Buyer in writing; and (viii) those Liens described on Schedule 1. For the avoidance of doubt, Permitted Liens are limited to those existing prior to Closing (whether or not discharged at Closing).

“Post-Closing Permitted Liens” means the following Liens arising or existing after the Closing Date: (a) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Liens arising in the ordinary course of business after the Closing Date for amounts that are not delinquent and do not, individually or in the aggregate, materially detract from the value of, or materially impair the use of, the affected assets; (b) with respect to real property, easements, covenants, conditions, restrictions, rights-of-way and zoning ordinances or other similar land-use regulations of record that do not materially interfere with the current use or value of such property; and (c) Liens granted pursuant to the New Money Financings and related security documents.

“Person” means any individual, partnership, limited liability company, corporation, cooperative, association, joint stock company, trust, joint venture, unincorporated organization or Governmental Authority, body or entity or any department, agency or political subdivision thereof.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Proceeding” means any action, suit, or proceeding at law or in equity, arbitration, or administrative or other proceeding by or before any Governmental Authority.

“Release” of any Hazardous Substance includes but is not limited to any release, or the threat thereof, and any deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substance into or upon or through any land or water or air, or otherwise entering into the environment, and including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Substance.

“Required Consenting Senior Noteholder” has the meaning ascribed to such term in the RSA.

“Requisite Regulatory Approval” means evidence of the approval from the applicable regulatory authorities of the transaction(s) contemplated herein pertaining to a particular state, including each locality within such state to the extent local approval is necessary, to the extent required by such governing body, and granting the required Permit (whether a transfer or an existing Permit or issuance of new Permit) in such state to Buyer or its designee allowing Buyer or its designee to cultivate, process, manufacture, distribute, sell and/or deliver cannabis products in such state and locality, as the case may be in any given state and locality.

“Sale Proceeding” has the meaning ascribed to such term in the RSA.

“Senior Noteholders” has the meaning ascribed to such term in the RSA.

“Senior Notes” has the meaning ascribed to such term in the RSA.

“Senior Notes Collateral” has the meanings ascribed to such term in the RSA.

“Senior Notes Documents” has the meanings ascribed to such term in the RSA.

“Senior Notes Indenture” has the meaning ascribed to such term in the RSA.

“Senior Notes Obligations” has the meaning ascribed to such term in the RSA.

“Shared Contract” has the meaning ascribed to such term in Section 2.3.

“State” shall mean the states where the Acquired Assets (in each case, that are tangible assets) are located and set forth on Annex A attached hereto.

“Star Buds APAs” means (i) that certain Asset Purchase Agreement dated as of June 5, 2020, by and among SBUD LLC (as buyer), the Company (as parent), Colorado Health Consultants LLC (as seller), and seller’s members; (ii) that certain Asset Purchase Agreement dated as of June 5, 2020, by and among SBUD LLC (as buyer), the Company (as parent), Starbuds Aurora LLC (as seller), and seller’s members; (iii) that certain Asset Purchase Agreement dated as of June 5, 2020, by and among SBUD LLC (as buyer), the Company (as parent), SB Arapahoe, LLC (as seller), and seller’s members; (iv) that certain Asset Purchase Agreement dated as of June 5, 2020, by and among SBUD LLC (as buyer), the Company (as parent), Starbuds Commerce City LLC (as seller), and seller’s members; (v) that certain Asset Purchase Agreement dated as of June 5, 2020, by and among SBUD LLC (as buyer), the Company (as parent), Starbuds Pueblo LLC (as seller), and seller’s members; (vi) that certain Asset Purchase Agreement dated as of June 5, 2020, by and among SBUD LLC (as buyer), the Company (as parent), Starbuds Alameda LLC (as seller), and seller’s members; (vii) that certain Asset Purchase Agreement dated as of June 5, 2020, by and among SBUD LLC (as buyer), the Company (as parent), Citi-Med LLC (as seller), and seller’s members; (viii) that certain Asset Purchase Agreement dated as of June 5, 2020, by and among SBUD LLC (as buyer), the Company (as parent), Starbuds Louisville LLC (as seller), and seller’s members; (ix) that certain Asset Purchase Agreement dated as of June 5, 2020, by and among SBUD LLC (as buyer), the Company (as parent), KEW LLC (as seller), and seller’s members; (x) that certain Asset Purchase Agreement dated as of June 5, 2020, by and among SBUD LLC (as buyer), the Company (as parent), Lucky Ticket LLC (as seller), and seller’s members; (xi) that certain Asset Purchase Agreement dated as of June 5, 2020, by and among SBUD LLC (as buyer), the Company (as parent), Starbuds Niwot LLC (as seller), and seller’s members; (xii) that certain Asset Purchase Agreement dated as of June 5, 2020, by and among SBUD LLC (as buyer), the Company (as parent), LM MJC LLC (as seller), and seller’s members; and (xiii) that certain Asset Purchase Agreement dated as of June 5, 2020, by and among SBUD LLC (as buyer), the Company (as parent), Mountain View 44th LLC (as seller), and seller’s members.

“Star Buds Lessor Parties” has the meaning ascribed to such term in the RSA.

“Star Buds Leases” has the meaning ascribed to such term in the RSA.

“Star Buds Term Sheet” has the meaning ascribed to such term in the RSA.

“Subsidiary” means, with respect to any Person, any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities of which more than 50% of the outstanding equity interests or other voting securities or economic interests are owned by any such Person, directly or indirectly through one or more intermediaries. For purposes hereof, a Person or Persons shall be deemed to control a partnership, limited liability company, association or other business entity if such Person or Persons (i) shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity or (ii) holds or controls at least a majority of the securities or other interests that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

“Tax” or “Taxes” means (i) any federal, state, local or local or non-U.S. income, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, unclaimed property or escheat (whether or not considered a tax under Applicable Laws), imputed underpayment, windfall profit, environmental, customs, duties, real property, ad valorem, special assessment, personal property, capital stock, social security, unemployment, employment, disability, payroll, license, employee or other withholding, contributions or other tax, of any kind whatsoever, whether disputed or not, imposed by any Governmental Authority, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; (ii) any Liability for the payment of any amounts of the type described in clause (i) above of another Person arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (iii) any Liability for the payment of any amounts of the type described in clause (i) above of another Person as a result of any transferee or secondary Liability or any Liability assumed by Contract, Applicable Law, or otherwise.

“Tax Returns” means returns, declarations, reports, elections, notices, claims for refund, information returns or other statements relating to Taxes (including any amendments, related or supporting schedules, attachments, statements or information and Treasury Form TD F 90-22.1 and FinCEN Form 114) filed or required to be filed, or required to be maintained, in connection with the determination, assessment or collection of Taxes or the administration of any Applicable Laws relating to any Taxes.

“TLA” has the meaning ascribed to such term in the RSA.

“Transferred Collateral Assets” means all Collateral Assets that are included in the Acquired Assets being sold, assigned, transferred, conveyed and delivered to Buyer or its designated Affiliate pursuant to the Sale Proceeding and this Agreement.

“UCC” means the Uniform Commercial Code.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state and local Applicable Law, as amended from time to time, and any regulations, rules and guidance issued pursuant thereto.

“Wind Down Amount” means an amount of cash necessary to fund the Company Entities’ costs and expenses estimated to be incurred in connection with the Liquidation Proceedings, subject to the Wind Down Budget, in an amount not to exceed $1,000,000.

“Wind Down Budget” means the budget agreed between the Company and Buyer set forth on Schedule 2.

1.2	Other Definitions.

Each of the following defined terms has the meaning given such term in the Section set forth opposite such defined term:

Term	Section
Acquired Assets	2.2(a)
Agreement	Preamble
Ancillary Lease Documents	3.10(b)
Applicable State Cannabis Laws	9.14
Appraisals	6.1(c)(7)
Assumed Contracts	2.2(a)
Assumed Liabilities	2.2(c)(1)
Buyer	Preamble

Term	Section
Closing	2.5
Closing Date	2.5
Collateral Agent	Preamble
Company	Preamble
Company Entities	Preamble
Company Non-Sellers	Preamble
Company Sellers	Preamble
Confidential Information	6.4
control	Definition of Affiliate
Delayed Transfer Service Provider	6.6(b)
Employment Offer	6.6(a)
Engagement Offer	6.6(a)
Excluded Assets	2.2(b)(16)
Excluded Liabilities	2.2(c)(2)
Executive Employment Agreements	7.1(b)(21)
Existing Events of Default	2.2(b)
Excluded Real Property	2.2(b)(14)
Financial Statements	3.5(a)
Foreign Benefit Plan	3.18(k)
Insiders	3.23
Interim Period	6.1(a)
IT Systems	3.12(b)(7)
Labor Agreement	3.11(a)(4)
Lease Assignment	7.1(b)(18)
Leases	3.10(b)
License	6.8
Licensed IP	6.8
NLRB	3.17(e)
Offer Contingent Worker	6.6(a)
Offer	6.6(a)
Offer Employee	6.6(a)
Outside Date	8.1(b)(6)
Owned Real Property Deliverables	6.1(c)(7)
Personal Data	3.12(b)(6)
Privacy Requirements	3.12(b)(6)
Processing	3.12(b)(6)
Property Condition Reports	6.1(c)(6)
Property Taxes	6.5(b)
Purchase Price	2.4
Reference Balance Sheet	3.5(a)
Reference Balance Sheet Date	3.5(a)
Registered IP	3.12(a)
RSA	Preamble
Schedule Supplement	9.17
Seller Contracts	3.11(b)

Term	Section
Seller Licenses	3.14
Selling Parties	Preamble
Selling Party	Preamble
Senior Notes Indenture	Preamble
Senior Notes Trustee	Preamble
Shared Contract	2.3
Straddle Period	6.5(b)
Subcontractors	3.22(a)
Surveys	6.1(c)(2)
Title Company	6.1(c)(1)
Title Commitments	6.1(c)(1)
Title Policies	6.1(c)(4)
Top Suppliers	3.22(b)
Transferred Service Provider	6.6(a)
Transfer Taxes	6.5(a)
Zoning Reports	6.1(c)(3)

1.3	Other Definitional Provisions.

(a)            The recitals, Preamble, schedules, annexes, exhibits, and Disclosure Schedules (as well as any attachments thereto) in this Agreement are incorporated herein by reference and form an integral part hereof.

(b)            The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import, when used in this Agreement, refers to this Agreement as a whole and not to any particular provision of this Agreement.

(c)            Unless the context shall otherwise require, all references herein to “Sections”, “Articles”, “Clauses”, “Paragraphs” and “Schedules” are deemed references to sections, articles, clauses, paragraphs and schedules in this Agreement. The descriptive headings to “Sections”, “Articles”, “Clauses”, “Paragraphs” and “Schedules” are inserted for convenience only, and shall have no legal effect.

(d)            Except when used with the word “either”, the word “or” has a disjunctive and not alternative meaning (i.e., where two items or qualities are separated by the word “or”, the existence of one item or quality shall not be deemed to be exclusive of the existence of the other and the word “or” shall be deemed to include the word “and”).

(e)            Whenever used in this Agreement the words “include”, “includes” and “including” are deemed to be followed by the phrase “without limitation”.

(f)            With respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”.

(g)            References to “written” or “in writing” include electronic transmissions delivered via electronic mail.

(h)           Any reference to “days” means calendar days unless Business Days are specified.

(i)             The meaning assigned to each term defined in this Agreement is equally applicable to both the singular and the plural forms of such term. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Where a word or phrase is defined in this Agreement, each of its other grammatical forms shall have a corresponding meaning.

(j)            A reference to any Party or to any party to any contract or document includes such Person’s successors and permitted assigns. A reference to a contract or document shall include all exhibits and schedules thereto and all amendments and modifications thereto in accordance with the terms thereof and hereof.

(k)            A reference to any Applicable Law or to any provision of any Applicable Law includes any amendment thereto, and any modification or re-enactment thereof, any Applicable Law substituted therefor and all rules and regulations issued thereunder or pursuant thereto, and with respect to all of the above, as such Applicable Law or any provision of such Applicable Law, as was in effect on the date hereof.

(l)            The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(m)            The words “made available” or “delivered” or any other similar phrase shall mean made available in the virtual data room, populated and maintained by the Company at Schwazze.firmex.com/projects for review by the Buyer and its Representatives before November 12, 2025 at 11:59 p.m. Eastern Time, as set forth on an electronic storage device downloaded on such date.

(n)	The terms “dollars” and “$” means United States of America dollars.

ARTICLE 2

PURCHASE AND SALE OF ASSETS

2.1          Background. The Collateral Agent and the Company Entities hereby confirm the following:

(a)            Amount of Senior Note Obligations. The aggregate outstanding principal amount of the obligations under the Senior Notes owed by the Company to the Senior Noteholders as of November 13, 2025 is at least $111,111,593 in outstanding principal, plus accrued but unpaid interest (including default interest, if applicable) thereon, plus all fees, costs, expenses (including attorneys’, financial advisors’ and other professionals’ fees and expenses), charges, disbursements, indemnification and reimbursement obligations (contingent or otherwise), and all other amounts that may be due or owing under the Senior Notes Documents.

(b)            Defaults. The Company is in default under multiple provisions of the Senior Notes Documents, including, without limitation, under Section 4.05(b), Section 6.01(c), Section 6.01(d), Section 6.01(e)(i), and Section 6.01(f)(ii) of the Senior Notes Indenture (collectively, the “Existing Events of Default”). As a result of such continuing Existing Events of Default, the Buyer, as the designee of the Senior Noteholders, has rights under ~~Section~~Sections 9-610 and 9-617 of the UCC to acquire for value in a public sale all of the ~~Collateral Agent’s~~ right, title and interest in and to the Collateral Assets in accordance with the Sale Proceeding, and the Selling Parties and Collateral Agent hereby consent to such Sale Proceeding.

2.2	Purchase and Sale of Assets.

(a)            Acquired Assets. On the terms and subject to the conditions contained in this Agreement, including by operation of the Sale Proceeding, the RSA and Applicable Law, at the Closing, the Buyer shall purchase, acquire and accept from the ~~Collateral Agent and/or~~ applicable Company Sellers, and ~~the Collateral Agent and/or~~ such Company Sellers ~~(on behalf of the Senior Noteholders and at the direction of the Required Consenting Senior Noteholder)~~ shall sell, convey, assign, transfer and deliver to the Buyer, free and clear of all Liens other than Post-Closing Permitted Liens, all of the Collateral Assets and assets, properties and rights of the Company Sellers (in each case other than Excluded Assets), as the case may be, of every kind or nature, whether tangible or intangible, real, personal or mixed, wherever located, owned, leased, licensed or otherwise held by the ~~Collateral Agent and/or~~ Company Sellers (including indirect and other forms of beneficial ownership), which shall include for the avoidance of doubt (i) any (x) Contract listed hereto on Annex A, and (y) Contract exclusively related to the operation of the Business at one or more of the locations set forth on Annex A (including any such Contracts entered into after the date of this Agreement and in compliance with Section 6.1(a)) (the Contracts under this clause (i), the “Assumed Contracts”); provided that any such Contracts that are Shared Contracts shall be governed by Section 2.3 and shall be treated as Acquired Assets as and to the extent provided therein, and (ii) the Collateral Assets and other assets of the Company Sellers listed hereto on Annex A (collectively, the “Acquired Assets”), and the Collateral Agent’s lien and security interest on and in the Collateral Assets and any other Acquired Assets, as the case may be, will be discharged by operation of, and to the fullest extent provided in, UCC Section 9-617 and any applicable contracts or agreements.

(b)            Excluded Assets. Notwithstanding the foregoing, the following Collateral Assets and assets, properties and rights of the Company Entities are expressly excluded from the purchase and sale contemplated hereby (the “Excluded Assets”) and, as such, are not included in the Acquired Assets to be conveyed as contemplated hereby:

(1)	Cash in an amount equal to the Wind Down Amount;

(2)            each Contract (i) that is listed on Annex B (including any such Contracts that would otherwise be Shared Contracts), (ii) in respect of Indebtedness owing by any Company Entity, (iii) that is exclusively or primarily related to the operation of the Business at one or more of the locations set forth on Annex B or (iv) that Buyer and the Company determine in writing prior to Closing, should be an Excluded Asset;

(3)            all personal effects set forth on Annex B;

(4)            all refunds of Taxes to the extent such Taxes being refunded were an Excluded Tax and to the extent paid or borne by a Company Entity;

(5)            all rights of each Company Entity under or arising in connection with the negotiation and drafting of this Agreement, the other agreements and instruments executed and delivered in connection with this Agreement, and the transactions contemplated hereby or thereby, including without limitation all privileges of each such Party with respect to the foregoing (e.g., the attorney-client privilege);

(6)            all bank accounts of the Company Entities;

(7)            all shares of capital stock or other equity interests in the Company Entities;

(8)            all rights of the Company Entities with respect to refunds, credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items that relate exclusively to Excluded Assets;

(9)            all rights, causes of actions, claims and credits to the extent related to any Excluded Asset or any Excluded Liability, including all guarantees, warranties, indemnities and similar rights in favor of any Company Entity to the extent in respect of any Excluded Asset or any Excluded Liability;

(10)          all (i) director and officer liability insurance maintained by the Company Entities, (ii) rights to insurance claims, refunds and proceeds thereunder that relate exclusively to Excluded Assets or Excluded Liabilities and (iii) other insurance policies of the Company Entities (without limitation of the Buyer’s rights pursuant to Section 6.3(b));

(11)          (i) each Company Entity’s minute books, equity books and other organizational records having to do with the formation and capitalization of a Company Entity, (ii) any personnel records and other records relating to the employees of such Company Entity that such Company Entity is required by Applicable Law to retain in its possession and duplicate copies of employment records that are turned over, and (iii) Tax Returns of such Company Entity;

(12)          all Employee Benefit Plans and all assets attributable thereto including any assets held by or on behalf of the Company Entities in trust, reserve or otherwise in respect of Employee Benefit Plans;

(13)         the obligations in relation to the portions of Shared Contracts to be retained by the Company Sellers (or for which the Company Sellers are otherwise responsible) pursuant to Section 2.3;

(14)          the real property, leasehold interests and related improvements listed on Annex B (the “Excluded Real Property”), together with all furniture, fixtures and equipment located thereon or therein, except that Buyer may, by written notice to the Company prior to the Closing, elect to acquire any such items of furniture, fixtures or equipment the Company Sellers have in their possession, which shall be conveyed at no additional cost to Buyer;

(15)          any assets, properties or rights of any Company Non-Seller or otherwise subject to Liens imposed pursuant to the Altmore Loan Agreement Documents (and all claims, causes of action, and proceeds arising therefrom); and

(16)          all other assets identified as “Excluded Assets” on Annex B.

(c)	Assumption and Exclusion of Liabilities.

(1)            Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, the Buyer shall assume and shall agree to pay, defend, discharge and perform as and when due and performable for only the Liabilities of the Company Sellers identified on Annex C (the “Assumed Liabilities”).

(2)           Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, the Buyer will not assume, and the applicable Company Entities will pay, defend, discharge and perform, as when due and performable, and otherwise retain and remain solely responsible for, any and all Liabilities that are not expressly included in the Assumed Liabilities (such excluded Liabilities, the “Excluded Liabilities”). For the avoidance of doubt and without limiting the foregoing, (i) the Liabilities listed on Annex D, (ii) the Excluded Taxes, (iii) the Employee Liabilities, (iv) any Indebtedness of any Company Entities, (v) the portion of Liabilities related to or arising under the Shared Contracts to be retained by the Company Entities pursuant to Section 2.3, (vi) any Liabilities of any Company Non-Sellers, (vii) any Liabilities arising out of or relating to the Altmore Loan Agreement Documents or the Altmore Claims, and (viii) any Liabilities arising out of or relating to the Nuevo APA and Nuevo Note, Everest APA and Everest Note, Akimbo APA or under the Star Buds APAs are expressly Excluded Liabilities and, as such, are not included in the Liabilities to be conveyed as contemplated hereby.

(d)            Assignment of Contracts and Rights. Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall not constitute an agreement to assign any Contract if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of the Buyer or the applicable Company Seller thereunder. In the event that the Closing proceeds without the assignment of such Contract, then (i) such asset shall be regarded as an Acquired Asset for purposes of determining the Purchase Price and (ii) following the Closing, the applicable Company Seller will use commercially reasonable efforts to obtain the consent of the other parties to any such Contract for the assignment thereof to the Buyer, but in no event shall any Party or any of their respective Affiliates be required to pay any consideration, incur any Liabilities, commence or become involved with any litigation or offer or grant any accommodation (financial or otherwise) to any other Person in connection with the Parties’ efforts to obtain such consent. Unless and until such consent is obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of the Buyer or the applicable Company Seller thereunder so that the Buyer would not in fact receive all rights under such Contract, the applicable Company Seller and the Buyer will cooperate in an arrangement under which the Buyer would obtain the benefits and assume the obligations thereunder to the extent they are Assumed Liabilities in accordance with this Agreement, including subcontracting, sub-licensing, or subleasing to the Buyer (if possible), or under which the applicable Company Seller would enforce, for the benefit of the Buyer, any and all rights of such Company Seller against a third party thereto. The applicable Company Seller will promptly pay to the Buyer when received all monies received by such Company Seller under any such Contracts, and the Buyer shall pay, defend, discharge and perform all Liabilities to the extent they are Assumed Liabilities under such Contracts.

2.3           Shared Contracts. Any Contract to be assigned, transferred and conveyed that is set forth on Schedule 2.3 (each, a “Shared Contract”) shall, unless Buyer and the Company otherwise agree, be treated in accordance with this Section 2.3. Subject to obtaining any necessary consent for such assignment, Buyer shall be assigned, transferred and conveyed all such Shared Contracts; provided, that, as between Buyer and the Company Sellers, (x) Buyer shall be responsible for performing under such Shared Contracts with respect to (and preserving the meaning of) those parts that are related to the Business at one or more of the locations set forth on Annex A, and (y) the applicable Company Sellers shall be responsible for performing under such Shared Contracts with respect to (and preserving the meaning of) all other parts of such Shared Contracts for which the applicable Company Sellers were so responsible prior to such assignment; provided that (i) in no event shall any Person be required to assign (or amend), either in its entirety or in part, any Shared Contract that is not assignable (or cannot be amended) by its terms without obtaining any required third party consents or approvals and (ii) if any Shared Contract cannot be so assigned by its terms or otherwise, or cannot be amended, without such third party consents or approvals, until such time as such consents or approvals are obtained, then the Company Sellers and the Buyer will cooperate to establish an agency type or other similar arrangement reasonably satisfactory to the Buyer intended to both (x)(1) provide Buyer, to the fullest extent practicable under such Shared Contract, the claims, rights and benefits of those parts that are related to the Business at one or more of the locations set forth on Annex A and (2) provide the Company Sellers with the claims, rights and benefits of those other portions of such Shared Contract and (y)(1) to the extent constituting Assumed Liabilities, cause Buyer to bear the costs and Liabilities thereunder to the extent related to the Business at one or more of the locations set forth on Annex A, and (2) cause the applicable Company Sellers to bear the other costs and Liabilities thereunder, in each case of clauses (x) and (y), in accordance with this Agreement (in each case, including by means of any contract manufacturing, co-packing, subcontracting, sublicensing or subleasing arrangement). In furtherance of the foregoing, (1) Buyer will promptly pay, perform or discharge when due any Assumed Liability arising thereunder to the extent related to the Business at one or more of the locations set forth on Annex A and the applicable Company Entity will promptly pay, transfer or convey all rights and benefits in respect of the Acquired Assets arising thereunder and (2) each applicable Company Seller will promptly pay, perform or discharge when due any other Liability arising thereunder. Each of Buyer and the applicable Company Seller will, and will cause its Affiliates to, use commercially reasonable efforts to enforce (at such other Party’s direction) the rights granted to the other Party (at the other Party’s reasonable expense) under this Section 2.3. Notwithstanding anything contained herein to the contrary, any transfer or assignment to Buyer of any Acquired Asset that shall require a consent or approval as described above in Section 2.2(d) shall be made subject to such consent or approval being obtained.

2.4           Purchase Price; Allocation of Purchase Price. The Buyer has hereby agreed to purchase the Acquired Assets at and conditioned on the Closing through the Sale Proceeding at the direction of the Required Consenting Senior Noteholder and by the terms hereof the Selling Parties and Collateral Agent, each acting in its respective capacity (the Collateral Agent, solely in its secured-party capacity under the Senior Notes Indenture, and the Company Sellers, as record owners), shall at the Closing convey the Acquired Assets to the Buyer in exchange for (i) a credit bid of the Senior Notes Obligations in an amount equal to the Credit Bid Amount, in full and final satisfaction of the Senior Notes Obligations, and (ii) the assumption only of the Assumed Liabilities set forth on Annex C (the “Purchase Price”). The Parties acknowledge and agree that (a) the disposition of the Collateral Assets hereunder constitutes a public sale of collateral conducted in a commercially reasonable manner under Article 9 of the UCC, and (b) the credit-bid of the Senior Notes Obligations constitutes “value” for purposes of Section 9-627(b) of the UCC.

2.5           Closing. Subject to the terms and conditions of this Agreement, the Closing shall take place at the offices of Polsinelli PC, 1401 Lawrence Street, Suite 2300, Denver, CO 80202, 10:00 a.m., Eastern Time, on the third (3) Business Day after all conditions to the Closing set forth in Article 7 (other than those conditions that are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied or (to the extent permitted by Applicable Law) waived by the applicable Party entitled to the benefit thereof, including the Requisite Regulatory Approvals, or such other place or at such other time or on such other date as may be mutually agreed by the Buyer and the Collateral Agent. The date of the Closing is herein referred to as the “Closing Date.” For accounting purposes, all transactions shall be deemed to occur at 12:01 a.m., Eastern Time on the Closing Date, and the Closing shall be effective as of 12:01 a.m., Eastern Time on the Closing Date.

2.6           Commercial Reasonableness. The Parties acknowledge that the UCC sale constitutes a public disposition of collateral conducted in a commercially reasonable manner under Article 9 of the UCC, and waive any right to challenge the commercial reasonableness thereof.

2.7           Withholding. The Buyer and its Affiliates, representatives and agents shall be entitled to deduct and withhold from any payments made pursuant to this Agreement any amounts required to be deducted or withheld from such payment(s) under any federal, state, local or foreign Applicable Law. In the event any such amounts are so deducted or withheld, the amount deducted or withheld shall be treated as having been paid to the Person in respect of which such amounts would otherwise have been paid for purposes of this Agreement.

2.8           Transition Services. If requested by either Buyer or the Company in the period prior to the Closing Date, Buyer and the Company may, but are not obligated to, negotiate any transition services and if agreed upon in writing, may enter into an amendment to this Agreement or a separate agreement governing the same.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY ENTITIES

Notwithstanding anything to the contrary provided in this Agreement, all representations, warranties and disclosures of the Parties in this Article 3, Article 4 and Article 5 are being made with exception to and not with respect to Federal Cannabis Laws. For purposes of this Article 3, each Company Entity is making these representations and warranties on behalf of itself and each of its Subsidiaries. As a material inducement to the Buyer entering into this Agreement, the Company Entities, jointly and severally, hereby represent and warrant to the Buyer that:

3.1            Organization and Power. Each Company Entity is a legal entity duly organized, validly existing, and in good standing (where such concept is applicable) under the laws of the jurisdiction of its organization. Each Company Entity is duly licensed or qualified to conduct business and is in good standing (where such concept is applicable) under the laws of each jurisdiction in which the character of the assets owned or leased, or the nature of the business conducted, by each of them requires such licensing or qualification, except where the failure to be so licensed or qualified or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All jurisdictions in which a Company Entity is qualified to do business are set forth on Schedule 3.1. Each Company Entity has full power and authority to own and operate its properties and to carry on its business as now conducted and currently proposed to be conducted. The Company Entities have delivered or made available to the Buyer correct and complete copies of the certificate of formation and operating agreement (or comparable organizational documents) of each Company Entity (as amended to date). Each Company Entity is not and has not been in default under or in violation of any provision of its certificate or such organizational documents.

3.2           Authorization of Transactions; Valid and Binding Agreement. Each Company Entity has full power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is or will be a party and to consummate the transactions contemplated hereunder and thereunder and to perform its obligations hereunder and thereunder. The execution of this Agreement and all Ancillary Agreements to which any Company Entity is or will be a party, and the consummation of the transactions contemplated hereby and thereby, have been authorized by all necessary actions of each Company Entity. This Agreement and the Ancillary Agreements to which any Company Entity is or will be a party have been (or will be) duly executed and delivered by such Company Entity, and, assuming the valid execution and delivery by the Buyer, this Agreement and the Ancillary Agreements to which any such Company Entity is or will be a party constitute or will constitute when executed valid and binding obligations of such Company Entity, enforceable against such Company Entity in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

3.3            Non-Contravention. Except as set forth on Schedule 3.3, the execution, delivery and performance by the Company Entities of this Agreement and all agreements, documents and instruments executed and delivered by the Company Entities pursuant hereto (including the Ancillary Agreements to which it is or will be a party) and the performance of the transactions contemplated by this Agreement and such other agreements, documents and instruments do not and will not: (i) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any Contract, Permit or authorization to which any of the Company Entities are a party or by which it or any of the applicable Company Entity’s assets are bound, (ii) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, or accelerate any obligation under, any provision of the applicable Company Entity’s organizational documents; (iii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Applicable Law, or any order of, or any restriction imposed by, any court or Governmental Authority applicable to any of the Company Entities; or (iv) require from any Company Entity any notice to, declaration or filing with, or consent or approval of, any Governmental Authority or other third party.

3.4	[Reserved].

3.5	Financial Statements; Indebtedness.

(a)            Schedule 3.5(a) sets forth true and complete copies of: (i) the audited balance sheets and statements of operations and cash flows as of and for the Company Entities for the fiscal year ended December 31, 2023, (ii) the unaudited balance sheets and statements of operations and cash flows as of and for the Company Entities for the fiscal year ended December 31, 2024; and (iii) an unaudited balance sheet and statement of operations and cash flows for the Company Entities as of and for the nine (9) month period ended September 30, 2025 (the “Reference Balance Sheet” and such date, the “Reference Balance Sheet Date”). Each of the foregoing financial statements (the “Financial Statements”) has been prepared from and is consistent in all material respects with the books and records of the Company Entities (which, in turn, are accurate and complete in all material respects), and such Financial Statements present fairly, in all material respects, in conformity with GAAP (other than as set forth therein or on Schedule 3.5(a)), the financial condition, results of operations and cash flows of each Company Entity as of and for the periods referred to therein. The Company Entities maintain and have maintained a system of internal controls that is sufficient to provide reasonable assurance that: (i) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) receipts and expenditures are executed only in accordance with the authorization of management and (iii) accounts, notes and other receivables and inventory are recorded accurately in all material respects, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(b)            Except for Indebtedness listed on Schedule 3.5(b), the Company Entities have no Indebtedness outstanding.

3.6            Absence of Undisclosed Liabilities. The Company Entities do not have any Liabilities except for (i) Liabilities set forth on and fully reflected or reserved on the face of the Reference Balance Sheet (rather than in any notes thereto), (ii) Liabilities that have arisen in the Ordinary Course of Business since the Reference Balance Sheet Date and (iii) Liabilities set forth on Schedule 3.6.

3.7            Accounts Receivable. All of the accounts receivable of each Company Entity arose out of bona fide, arms’ length transactions for the sale of goods or performance of services, are valid and enforceable claims, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Applicable Laws affecting the enforcement of creditors’ rights generally, and by general principles of equity, and are not subject to set-off or counterclaim. Except as set forth on Schedule 3.7, (i) for the past three (3) years, each Company Entity has collected its accounts receivable in the Ordinary Course of Business and in a manner which is consistent with past practices, (ii) all accounts receivable are good and collectible within the Ordinary Course of Business, (iii) each Company Entity’s accounts receivable balance does not include any customer deposits that are older than five (5) years and (iv) no accounts receivables are subject to any setoff or counterclaim, discounts or warranty claims.

3.8            Absence of Changes. Except as set forth on Schedule 3.8 and as expressly contemplated by this Agreement, since the Reference Balance Sheet Date, each Company Entity has conducted its business only in the Ordinary Course of Business, and there has not been any Material Adverse Effect. Without limiting the foregoing, since the Reference Balance Sheet Date, except as set forth on Schedule 3.8, such Company Entity has not:

(a)            suffered any theft, damage, destruction or casualty loss (without regard to any insurance) of or to any tangible asset or assets having a value in excess of $75,000 in the aggregate;

(b)            borrowed an amount or incurred or become subject to any Indebtedness (including contingently as a guarantor or otherwise);

(c)            incurred any Liabilities in excess of $75,000, except current liabilities incurred in the Ordinary Course of Business and not constituting Indebtedness;

(d)            issued, sold, redeemed or repurchased, directly or indirectly, any of its equity interests or any securities convertible into, or options with respect to, warrants to purchase, or rights to subscribe for, any equity interests of such Company Entity;

(e)            entered into any Seller Contract or amended or terminated such Company Entity’s rights thereunder (other than a termination of a Seller Contract as a result of the expiration of the term of such Seller Contract), other than in the Ordinary Course of Business;

(f)            (i) granted any bonus or any wage, salary or compensation increase to, or made any other material change in employment terms (or terms of engagement or service relationship) of or for, any Business Employee or Business Contingent Worker other than annual increases made in the Ordinary Course of Business with respect to any Person whose annual compensation opportunities are less than $100,000; (ii) increased or accelerated the funding, payment, or vesting of any compensation or benefits provided under any Employee Benefit Plan or any other benefit or compensation plan, policy, program, contract, agreement or arrangement; or (iii) established, adopted, amended or terminated any Employee Benefit Plan or any other benefit or compensation plan, policy, program, contract, agreement or arrangement that would be an Employee Benefit Plan if in effect as of the date thereof;

(g)            made any material change in its business practices, including, without limitation, any change in accounting methods or practices or collection, credit, pricing, rebate, discount or payment policies of such Company Entity;

(h)            made any loans or advances to, or guarantees for the benefit of, any Persons;

(i)            changed or authorized any change in its certificate of formation, operating agreement or other governing or organizational documents;

(j)            instituted or settled any claim or lawsuit that involved stated claims of more than $25,000;

(k)            acquired any other business or Person (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by purchase of its assets or stock or acquired any other material assets;

(l)            (i) made or changed any Tax election, (ii) changed any Tax accounting period, (iii) adopted or changed any method of Tax accounting, (iv) filed any amended Tax Return, (v) entered into any closing agreement with respect to Taxes, (vi) settled any Tax claim or assessment, (vii) surrendered any right to claim a Tax refund, or (viii) consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(m)           terminated or failed to maintain any insurance policy covering the applicable Company Entity’s tangible assets or real property;

(n)           experienced any material change in its relationships with its material subcontractors, material suppliers, consumer financing providers, or Governmental Authorities that is adverse to such Company Entity;

(o)           entered into any employment agreement or arrangement with any Business Employee;

(p)           entered into any consulting, independent contractor or similar agreement with any Business Contingent Worker;

(q)           become legally committed to any new capital expenditures required to be made following the Closing in excess of $100,000 in the aggregate;

(r)            terminated any employee or Contingent Worker other than in the Ordinary Course of Business with respect to any Person whose annual compensation opportunities are less than $100,000, or had any such Person resign;

(s)            abandoned, dedicated to the public, allowed to lapse, cancelled, or allowed any other waiver or termination of any rights with or in any Owned IP, disclosed any Confidential Information of such Company Entity to any Person (excluding Persons under any agreement or obligation of confidentiality), or licensed to any Person any Owned IP (other than non-exclusive licenses granted in the Ordinary Course of Business);

(t)            failed to maintain or timely renew, or allowed to lapse, any Seller License, or otherwise agreed to any penalties or changes affecting such Seller License; or

(u)           committed or agreed, in writing or otherwise, to any of the foregoing, except as expressly contemplated by this Agreement and the Ancillary Agreements.

3.9	Title to Personal Property; Sufficiency of Assets.

(a)           Except as set forth on Schedule 3.9(a), the Company Entities have good and marketable title to, or a valid leasehold interest in, free and clear of all Liens (other than Permitted Liens), all of the personal property and assets included in the Acquired Assets. All of the tangible personal property and assets included in the Acquired Assets (i) have been properly maintained in the Ordinary Course of Business and pursuant to good industry practice, (ii) are in good condition and working order and repair (ordinary wear and tear excepted) and (iii) are suitable and sufficient for the purposes for which they are used.

(b)           Except as set forth on Schedule 3.9(b), the Acquired Assets constitute all of the assets used by the Company Entities in operating the Business in the manner presently operated by the Company Entities. Except as set forth on Schedule 3.9(b), the Acquired Assets are sufficient for the Buyer and its Affiliates to operate the Business after the Closing in substantially the same manner as operated by the Company Entities prior to the Closing.

3.10	Real Property.

(a)           Schedule 3.10(a) identifies the street address and owner of record of each Owned Real Property. With respect to each Owned Real Property: (i) the applicable Company Entity has good and marketable indefeasible fee simple title to such Owned Real Property, free and clear of all Liens, except Permitted Liens; (ii) except as set forth on Schedule 3.10(a)(ii), the applicable Company Entity has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (iii) other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; (iv) the applicable Company Entity is not a party to any agreement or option to purchase any real property or interest therein; (v) all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Owned Real Property are in good condition and repair, reasonable wear and tear excepted, and sufficient for the operation of the Business; (vi) there is no condemnation, expropriation or other proceeding in eminent domain pending or, to the applicable Company Entity’s Knowledge, threatened, affecting the Owned Real Property or any portion thereof or interest therein; (vii) the Owned Real Property is not located in an area designated by the Federal Emergency Management Agency as having special flood hazards; (viii) all of the utilities for the Owned Real Property are current and not in arrears; (ix) each parcel of Owned Real Property, and the applicable Company Entity’s ownership, use, and possession thereof, are in compliance in all material respects with all Applicable Laws; (x) except as set forth on Schedule 3.10(a)(x) to the applicable Company Entity’s Knowledge, there are no unrecorded mechanics’, workmens’, repairmen’s, warehousemen’s, carriers’, or other like Liens affecting the Owned Real Property; and (xi) no Company Entity is a party to any, and, to the Knowledge of each Company Entity, there are no, unrecorded easements, declarations, covenants, conditions, restrictions, and rights of way affecting the Owned Real Property.

(b)            Schedule 3.10(b) identifies (i) the street address, landlord, and tenant of each parcel of Leased Real Property, and (ii) the identification of the lease, license, sublease or other occupancy agreements and all amendments, modifications, supplements, and assignments thereto, with respect to each parcel of Leased Real Property (collectively, the “Leases”), and the identification of all subleases, overleases, occupancy agreements and other ancillary agreements or material documents pertaining to each Company Entity’s tenancy at each such parcel of Leased Real Property, including, without limitation, all memoranda of lease, consents, commencement date letters, letters of extensions, subordination, non-disturbance and attornment agreements, or correspondence that materially affect or may materially affect the tenancy at any Leased Real Property (collectively the “Ancillary Lease Documents”).

(c)            The Material Leases and the Ancillary Lease Documents are valid, binding, enforceable, subject to applicable bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or assignment for the benefit of creditors, or similar state or federal laws and judicially developed doctrines relevant to any such laws, affecting the rights and remedies of creditors generally, and general principles of equity and in full force and effect and have not been modified or amended except as disclosed on Schedule 3.10(c). The Leases and the Ancillary Lease Documents constitute all of and the only agreements under which the Company Entities hold leasehold, subleasehold, license, or other occupancy interests or rights in any real property. The Company Entities have made available to the Buyer full, complete and accurate copies of each of the Leases and all Ancillary Lease Documents described in Schedule 3.10(b), as well as any and all exhibits, addenda, riders, estoppel certificates and other documents constituting a part of or relating to the Leases.

(d)           With respect to each of the Material Leases identified on Schedule 3.10(b), except as set forth on Schedule 3.10(d):

(1)            the Material Leases and all Ancillary Lease Documents are legal, valid, binding, enforceable and in full force and effect;

(2)            the Material Leases and all Ancillary Lease Documents are free and clear of all Liens (other than Permitted Liens);

(3)            neither the Company Entities, nor, to the Knowledge of the Company Entities, any other party to any Material Leases or Ancillary Lease Documents are in material breach or default, and, no event has occurred which, with notice or lapse of time, would constitute such a material breach or default or permit termination, modification or acceleration under the Material Leases or any Ancillary Lease Documents;

(4)            the rent set forth in each Material Lease of the Leased Real Property is the actual rent being paid, and there are no separate agreements or understandings with respect to the same;

(5)            the applicable Company Entity’s possession and quiet enjoyment of the Leased Real Property under such Material Lease has not been disturbed;

(6)            there are no material disputes with respect thereto;

(7)            except as set forth in any amendment, modification, or supplement identified in Schedule 3.10(b), the Company Entities have not exercised or given any notice of exercise, nor has any Company Entity received from any lessor or landlord exercised or received any notice of exercise, of any option, right of first offer or right of first refusal contained in any such Material Lease or Ancillary Lease Document, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation; and

(8)            the transactions contemplated by this Agreement (i) do not require any consent of or notice to the landlord under each Material Lease or any other Person, except as set forth on Schedule 3.10(d) and (ii) will not cause a breach or default under the terms of any of the Leases.

(e)            During the past three (3) years, no Company Entity has received written notice from any insurance company that such insurance company will require any material alteration to any Leased Real Property for continuance of a policy insuring such property or the maintenance of any rate with respect thereto (other than any notice of alteration that has been completed), to the extent that such alteration is the responsibility of any such Company Entity.

(f)            No security deposit or portion thereof deposited with respect to any of the Material Leases has been applied in respect of a breach or default under such Material Lease which has not been redeposited in full.

(g)            Except as set forth on Schedule 3.10(h), all rent and other charges currently due and payable under the Material Leases have been paid.

(h)            Except as set forth on Schedule 3.10(i), to each applicable Company Entity’s Knowledge: (i) there are no material defects in the physical or structural condition of the premises leased under the Material Leases; (ii) there are no material items of maintenance or repair with respect to which such Company Entity is responsible under any Material Lease; (iii) the applicable Company Entity’s occupancy, use and operation of the Leased Real Property pertaining to a Material Lease, complies in all material respects with all Applicable Laws; and (iv) such Company Entity has not received written notice of any pending or, threatened, or existing appropriation, condemnation, eminent domain or like proceedings relating to the Leased Real Property.

(i)            During the preceding three (3) years, none of the Leased Real Property has suffered any material damage by fire or other casualty which has not heretofore been repaired and restored in all material respects, except for damage that would not individually or in the aggregate, materially impair the conduct of the Business of the applicable Company Entity.

(j)            Except as set forth on Schedule 3.10(j), no Company Entity owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to any Lease.

(k)            Except as set forth on Schedule 3.10(k), no Company Entity has leased, licensed, or otherwise granted to any Person, the right to use or occupy the Leased Real Property pertaining to a Material Lease, or any portion thereof, or, subleased, assigned, collaterally assigned, mortgaged, deeded in trust, or otherwise transferred or encumbered any Material Lease or interest therein relating to the Leased Real Property. No Company Entity has entered into any other contract for the assignment or other transfer of the Leased Real Property.

3.11	Contracts and Commitments.

(a)            Except as specifically contemplated by this Agreement or as set forth on Schedule 3.11(a), no Company Entity is a party to or bound by any:

(1)            Contract for the purchase or sale of goods or services, whether by or from any Company Entity, for aggregate consideration in excess of $50,000 for the twelve (12) month period following the date of this Agreement;

(2)            Except as disclosed pursuant to clause (1) above, Contract involving a potential commitment or payment by a Company Entity in excess of $50,000 or more within the twelve (12) month period following the date hereof and that is not cancelable without Liability on thirty (30) or fewer days’ notice to the other party thereto;

(3)            employment, independent contractor, or consulting, deferred compensation, severance, or bonus Contract with any Business Employee, former employee, Business Contingent Worker or former Contingent Worker that (i) provides for (A) annual cash compensation opportunities that exceed $100,000 in the aggregate, (B) payment of any severance benefits, (C) change-of-control, retention or other payments or benefits that will be triggered solely by the consummation of the transactions contemplated herein or (D) any right to be issued, or to purchase, equity (or any award or compensation denominated in equity) of any Company Entity or (ii) cannot be terminated upon less than 60 days’ notice without payment, Liability, or obligation;

(4)            collective bargaining agreement or other labor-related Contract with an Employee Representative Body (each, a “Labor Agreement”);

(5)            Contract relating to Indebtedness (including guaranty arrangements) or to mortgaging, pledging or otherwise placing a Lien on any of its assets, or any guaranty of an obligation of a third party;

(6)            Contract under which a Company Entity is lessee of, or holds or operates, any property, real or personal (including the Leases), owned by any other party calling for payments in excess of $50,000 annually or under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by a Company Entity;

(7)            Contract relating to the ownership of or investment in any business or enterprise (including investments in joint ventures and minority equity investments);

(8)            Contract limiting the freedom of a Company Entity, or that would limit the freedom of Buyer or any of its Affiliates after the Closing Date, to freely engage in any line of business or with any Person anywhere in the world or during any period of time, including, without limitation, any Contract containing an exclusivity obligation, most-favored-nation provision or “best price” obligation enforceable against a Company Entity;

(9)            Contract for the license of any Intellectual Property, whether licensed out by any Company Entity to any other Person or licensed in to any of a Company Entity by any other Person (excluding any (A) “off-the-shelf” or other software that is readily available pursuant to a standard “shrink-wrap” or other similar license agreement and has a purchase price or annual license fee of less than $10,000; (B) non-exclusive licenses granted in the Ordinary Course of Business to or from any customer; and (C) open source licenses);

(10)          Contract which contains a non-competition, non-solicitation or other restrictive covenant applicable to any counterparty to such agreement (other than confidentiality agreements entered into in the Ordinary Course of Business);

(11)          Contract relating to the distribution, marketing, advertising, sponsorship or sales of a Company Entity’s products and/or services;

(12)          Contract under which a Company Entity has advanced or loaned any other Person any amount that remains outstanding in excess of $25,000;

(13)          Contract evidencing any settlement within the past three (3) years of any Proceeding or dispute that is material to any Company Entity, taken as a whole;

(14)          Contract with any Subcontractor of a Company Entity, excluding purchase orders;

(15)          Contract with any supplier of a Company Entity, excluding purchase orders;

(16)          Contract with any Governmental Authority;

(17)         Contract which contains any provisions requiring a Company Entity to indemnify any other party, other than (i) commercial contracts entered into in the Ordinary Course of Business, (ii) indemnity obligations in organizational documents of a Company Entity or (iii) indemnity obligations to an employee which obligations would not be included in the Assumed Liabilities;

(18)          Contract with retailers or otherwise which provides a Company Entity with the ability to market and generate leads at that particular venue;

(19)          Contract that relates to the sale of a Company Entity’s material assets in excess of $25,000, other than in the Ordinary Course of Business;

(20)	power of attorney;

(21)	any Shared Contract; or

(22)          Contract relating to the acquisition or disposition of the business of any Company Entity (whether by merger, sale of stock, sale of assets, or otherwise).

(b)            The Contracts required to be disclosed on Schedule 3.11(a) are referred to herein as the “Seller Contracts”. The Company Entities have delivered or made available to the Buyer true and correct copies of each Seller Contract, together with all amendments, waivers and other changes thereto. Except as disclosed on Schedule 3.11(b), (i) no Seller Contract has been canceled or, to the applicable Company Entity’s Knowledge, materially breached by the other party, and the applicable Company Entity has no Knowledge of any planned material breach by any other party to any Seller Contract, (ii) no Company Entity is in material default under or in material breach of any Seller Contract, and no event or condition has occurred or arisen which with the passage of time or the giving of notice or both would result in a material default or breach thereunder, and (iii) each Seller Contract is legal, valid, binding, enforceable and in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or assignment for the benefit of creditors, or similar state or federal laws and judicially developed doctrines relevant to any such laws, affecting the rights and remedies of creditors generally, and general principles of equity.

3.12	Intellectual Property.

(a)            Schedule 3.12(a) contains a complete and accurate list of all registered and pending applications of Owned IP (“Registered IP”), in each case listing the (i) name of the applicant/registrant or current owner, (ii) jurisdiction where the application or registration has been filed, (iii) application or registration number, and (iv) current status. The Registered IP (other than unregistered trademarks) is registered or applied for, as applicable, in the name of the applicable Company Entity and is in compliance with all formal legal requirements. To the applicable Company Entity’s Knowledge, the Registered IP and all Intellectual Property exclusively licensed to such Company Entity is valid and enforceable and in full force and effect. Except as set forth on Schedule 3.12(b), no Registered IP is subject to any challenge or proceeding in which the ownership, scope, validity or enforceability is being contested or challenged (including any cancellation, opposition, interference, inter partes review, or reexamination proceedings). No loss or expiration of any of Registered IP is pending, or, to the applicable Company Entity’s Knowledge, threatened. The Owned IP and all other Intellectual Property that is necessary for, or used or held for use in, the operation of the business, as now conducted or as presently proposed to be conducted as documented in written business plans adopted or approved by the governing body of the applicable Company Entity is either (a) exclusively owned by such Company Entity, free and clear of all Liens, or (b) validly licensed to such Company Entity pursuant to a written license agreement, from a third Person.

(b)	Except as set forth on Schedule 3.12(b):

(1)            (A) No Company Entity has received in the three (3) years prior to the date hereof any written notices of, nor are there any claims pending or, to any Company Entity’s Knowledge, threatened, alleging the infringement, misappropriation, or other violation of rights in Intellectual Property of any other Person with respect to any activity of such Company Entity, including the operation of the Business and the use by such Company Entity of any Intellectual Property; and (B) to any Company Entity’s Knowledge, no third party is infringing, misappropriating or otherwise violating any Owned IP, and in the three (3) years prior to the date hereof, no such claims have been brought or threatened in writing against any Person by or on behalf of such Company Entity.

(2)            The activities of the Company Entities and the conduct of the business of the Company Entities have not, in the three (3) years prior to the date hereof, and do not infringe, constitute an unauthorized use of, misappropriate, dilute or otherwise violate any Intellectual Property of any Person.

(3)            Each Company Entity has obtained and possess valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees and other personnel for their use in connection with the business of such Company Entity.

(4)            The Company Entities have taken reasonable measures consistent with normal industry practices to protect, maintain and enforce the Company Entities’ rights in and the confidentiality and value of all trade secrets and other confidential information that the Company Entities own or use in the operation of its business, and, to the Company Entities’ Knowledge, there have been no unauthorized uses or disclosures of any such trade secrets or confidential information.

(5)            The Company Entities do not (A) own or license any software that is material to the operation of the Business of any of the Company Entities, or (B) develop, distribute, maintain, sell, license out, or make commercially available any software products or services.

(6)            The Company Entities are and at all times have been in material compliance with all (A) Applicable Laws and with all of its internal and posted policies and procedures that relate to or govern the collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use (“Processing”) of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Data”); (B) the Payment Card Industry Data Security Standards; and (C) all contractual obligations regarding the Processing of Personal Data (“Privacy Requirements”). With respect to such Personal Data, the Company Entities have taken commercially reasonable steps to seek to protect such Personal Data against loss and against unauthorized access or use in a manner that would violate the privacy rights of any Person under Applicable Law. There has been no security breach of or ransomware attack on any of the Company Entities’ security systems used for the collection, storage or retrieval of Personal Data nor has there been any other incident that resulted in any unauthorized access to, use and/or disclosure of any Personal Data held by the foregoing. The Company Entities have not received any written (or, to any Company Entity’s Knowledge, oral) complaints, or notices of inquiry or investigation, from any person, patient, client, regulatory authority or customer regarding any Company Entity’s compliance with the Privacy Requirements and/or its or any of its agents’, employees’ or contractors’ uses or disclosures of, or security practices regarding Personal Data. Each Company Entity has required and does require all third parties to which it provides Personal Data and/or access thereto to maintain the privacy and security of such Personal Data, including by contractually obligating such third parties to protect such Personal Data in accordance with the Privacy Requirements, and the Company Entities have not been notified by any such third party of any security breach impacting Personal Data processed on behalf of the Company Entities. None of the Company Entities are subject to the General Data Protection Regulation 2016/679 of the European Parliament and of the Council of 27 April 2016 or any other privacy or data protection laws of any jurisdictions outside of the United States. The Company Entities have not distributed and do not distribute marketing communications to any Person, except in accordance with Privacy Requirements. Schedule 3.12(b)(vi) identifies the categories of Personal Data collected by each applicable Company Entity and sets forth the physical and electronic locations where such Personal Data is stored.

(7)            The computer systems, servers, network equipment and other computer hardware owned, leased or licensed by each Company Entity and otherwise used in the business of any of the Company Entities (the “IT Systems”) are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Company Entities, as currently conducted. The Company Entities have continuously operated in a reasonable manner to preserve and maintain the performance, security and integrity of the IT Systems (and all software, information or data stored on any IT Systems) and have maintained reasonable documentation regarding its methods of operation and its support and maintenance. To each Company Entity’s Knowledge, during the three (3) year period prior to the date of this Agreement there has been no unauthorized access to, use of or material disruption to the operation of any IT Systems. During the three (3) year period prior to the date of this Agreement, the Company Entities’ IT Systems have not malfunctioned or experienced defects that caused a material disruption to the operation of the Businesses of any of the Company Entities, which such defects have not been resolved in all material respects. To each Company Entity’s Knowledge, the IT Systems and all software included in the Owned IP is free of viruses, malware, time bombs, Trojan horses and other similar corruptants.

3.13         Litigation; Proceedings. Except as set forth on Schedule 3.13, during the past (3) years, there have been no actions, litigations, suits, claims, complaints, charges, proceedings, orders, judgments, decrees, audits or investigations pending or, to each Company Entity’s Knowledge, threatened against any such Company Entity or any of such Company Entity’s directors, managers, officers or employees, in or by virtue of their capacity as such, at law or in equity, or before or by any federal, state, municipal, local or other governmental department, commission, board, bureau, court, tribunal, forum agency or instrumentality, any other Governmental Authority, or any arbitration, mediation or other dispute resolution forum, domestic or foreign. Except as set forth on Schedule 3.13, to the Knowledge of each Company Entity, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will or could reasonably be expected to rise to or serve as a basis for the commencement of any action, litigation, claim complaint, suit, charge or proceeding. With respect to each of the matters set forth on Schedule 3.13, such schedule indicates whether a claim was, has been or will be filed for coverage under any applicable insurance policy. Except as set forth on Schedule 3.13, none of the Company Entities are subject to any arbitration, proceeding under collective bargaining Contracts or, to each Company Entity’s Knowledge, any governmental investigation, audit or inquiry relating to or affecting the Business, the Acquired Assets or the Assumed Liabilities. Except as set forth on Schedule 3.13, no Company Entity is subject to any outstanding order, judgment or decree issued by any court or quasi-judicial or administrative agency or other Governmental Authority of any federal, state, local or foreign jurisdiction or any arbitrator relating to or affecting the Business, the Acquired Assets or the Assumed Liabilities.

3.14         Governmental Licenses and Permits. Schedule 3.14 contains a list of all material Permits issued by Governmental Authorities that are owned or possessed by each Company Entity or any Person in connection with the Business, and no other material Permits issued by Governmental Authorities are required to be owned or possessed by any of the Company Entities or any Person for the conduct of the Business as now conducted and currently proposed to be conducted in all material respects. The Permits set forth on Schedule 3.14 are collectively referred to herein as the “Seller Licenses”. Except as set forth on Schedule 3.14, all of the Seller Licenses are valid and in full force and effect, are transferable as part of the Acquired Assets, if applicable, and will continue in full force and effect for the benefit of the operation of the Acquired Assets by the Buyer immediately following the Closing. Except as set forth on Schedule 3.14, each Company Entity is, and at all times during the three (3) year period prior to the Closing has been, in material compliance with all obligations under each such Seller License and any other material Permit any of the Company Entities possessed at any time during the three (3) year period prior to the Closing. No event has occurred that, with or without notice or lapse of time or both, would constitute a breach or default under any Seller License or would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such Seller License, with or without notice or lapse of time or both. Except as set forth on Schedule 3.14, with respect to each Seller License and any other material Permit the Company Entities possessed or was required to have possessed to operate the Business as of the Closing and at any time during the three (3) year period prior to the Closing, neither any Company Entity, nor to the Knowledge of any Company Entity, any other Person to whom any Seller License has been issued or was required to have possessed a Permit, has received any written notice of the pending, threatened, or actual revocation, dispute, suspension, lapse, modification, restriction or other material limitation of any such Seller License or other material Permit, or notice of any alleged or actual breach of or non-compliance with any obligation under such Seller License, other material Permit, or any Applicable Law requiring such Company Entity to obtain a Permit. There are no provisions in, or agreements relating to, any Seller License that preclude or limit a Company Entity from operating and carrying on its Business as currently conducted. There has been no decision by a Company Entity or, to the Knowledge of any Company Entity, any other Person to whom any Seller License, or other Permit used in connection with the Business has been issued, not to renew any such Seller License.

3.15          Compliance with Laws. Except as disclosed on Schedule 3.15, each Company Entity is, and for the past three (3) years each Company Entity has been, in compliance in all material respects with all Applicable Laws that are applicable to such Company Entity, the Business, business practices (including the applicable Company Entity’s cultivation, marketing, sales and distribution of its cannabis products and services), operations, services, properties or assets (including the Acquired Assets) and to which any Company Entity may be subject (excluding Federal Cannabis Laws). All regulatory disclosures, consumer agreements, advertising, promotional and sales materials and any and all other marketing practices used by any of the Company Entities, have complied and are currently in compliance with all Applicable Laws in all material respects. Each Company Entity is currently, and for the past three (3) years each Company Entity has been, in material compliance with all (i) state and local licensing and regulating bodies pertaining to cannabis (including marijuana, hemp and derivatives thereof, including cannabidiol), including emergency rules and industry bulletins, in each case as they are released and (ii) all Applicable Laws governing or pertaining to cannabis (including marijuana, hemp and derivatives thereof, including cannabidiol), in each case as applicable to the Business (except for Federal Cannabis Laws). Except as set forth on Schedule 3.15, during the three (3) year period prior to the date hereof, no Company Entity has received any written notice alleging a violation of any such Applicable Laws.

3.16          Taxes. Except as set forth on Schedule 3.16, with respect to the Business, the Acquired Assets and the Assumed Liabilities:

(a)            Each Company Entity has timely filed all income or other material Tax Returns that were required to be filed, and all such income or other material Tax Returns are true, correct and complete in all material respects.

(b)            All Taxes due and payable by the Company Entities, whether or not shown or required to be shown on any Tax Return, have been timely paid.

(c)	There are no Liens for Taxes upon any of the Acquired Assets.

(d)            The Company Entities have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, Contingent Worker, creditor, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed, and the Company Entities have complied with all other material reporting requirements (including maintenance of the required records with respect thereto) with respect to such payments.

(e)            No deficiency for any amount of Tax has been asserted, in writing or, to the Knowledge of any Company Entity, orally, or assessed by a Governmental Authority against any Company Entity.

(f)            There is no action, suit, proceeding or audit or any notice of inquiry of any of the foregoing pending against or with respect to any Company Entity regarding Taxes and no action, suit, proceeding or audit has been threatened in writing against or with respect to any Company Entity regarding Taxes.

(g)            No claim has ever been made by a Governmental Authority in a jurisdiction where a Company Entity does not file Tax Returns that such Company Entity is or may be subject to taxation by that jurisdiction or may be required to file a Tax Return in that jurisdiction.

(h)            The Company Entities do not “participate” and have not ever “participated” in any “reportable transactions” within the meaning of Treasury Regulations Section 1.6011-4(b)(1).

(i)            No agreement, waiver or other document or arrangement extending or having the effect of extending the period for the assessment or collection of Taxes (including any applicable statute of limitation), has been executed or filed with the IRS or any other taxing authority by or on behalf of the Company Entities and no power of attorney with respect to any Tax matter is currently in force.

(j)            None of the Acquired Assets is an interest (other than indebtedness within the meaning of Section 163 of the Code) in an entity taxable as a corporation, partnership, trust or real estate mortgage investment conduit for U.S. federal income tax purposes.

3.17	Labor.

(a)            Schedule 3.17(a) sets forth a true, accurate, and complete list as of the date hereof of each individual providing services to the Business as an employee, including the following information for each such individual: (i) name or employee ID, (ii) position or job title, (iii) date of hire, (iv) primary work location, (v) full-time or part-time status, (vi) annualized base salary or hourly wage rate (as applicable), (vii) incentive compensation for the current and prior calendar year, (viii) accrued paid time-off balance, (ix) active or inactive status (and, if inactive, the type of leave and estimated return to work date), (x) exempt or non-exempt status, (xi) employing entity, and (xii) immigration or work authorization status.

(b)            Schedule 3.17(b) sets forth a true, accurate, and complete list as of the date hereof of each individual providing services to the Business as an independent contractor, including the following information for each such individual: (i) name or service provider ID, (ii) service start date, (iii) term of relationship and anticipated or scheduled end date, (iv) a general description of the services being provided or the role in the Business served, (v) fee or compensation arrangements (i.e. hourly, salary, project fee basis), and (vi) fees and other compensation paid and accrued in respect of services performed for the Business from January 1, 2025, through the date of this Agreement.

(c)            None of the Company Entities is party to or bound by any Labor Agreement, no Labor Agreements are currently being negotiated by or on behalf of any Company Entity, and no Business Employees are represented by an Employee Representative Body with respect to their employment with the Business.

(d)            No Labor Agreement requires consultation with or consent from any Employee Representative Body in connection with the entry into this Agreement or the consummation of the transactions contemplated by this Agreement.

(e)            During the past three (3) years, there have been no union organizing activities, efforts or campaigns by any Employee Representative Body or on behalf of any Business Employees with respect to their employment with the Business, including election petitions filed with the National Labor Relations Board (the “NLRB”), demands for recognition, or other similar actions. Except as set forth on Schedule 3.17(e), in the past three (3) years, there has been no actual or threatened unfair labor practice charge, material grievance, material labor arbitration, strike, lockout, work stoppage, picketing, slowdown, hand billing or other material labor dispute against or affecting any Company Entity.

(f)            Except as set forth on Schedule 3.17(f), each Company Entity is, and for the last three (3) years has been, (A) in material compliance in all respects with all Applicable Laws and regulations respecting or relating to wages and hours, including, without limitation, with respect to treatment and payment of tips, commissions, overtime, wages and all other compensation, deductions from pay, timely payment of wages and compensation, meal breaks and rest periods, time records and time keeping, and the proper classification, treatment and payment of each (x) employee for purposes of all Applicable Laws (including the treatment of employees as exempt or non-exempt for wage and hour law purposes), and (y) Contingent Worker (including, without limitation, for purposes of compensation, benefits, Taxes, and perquisites) and (B) in compliance in all material respects with all Applicable Laws and regulations respecting or relating to labor, employment, employment practices and terms and conditions of employment including, without limitation, fair employment practices, discrimination, harassment, retaliation, whistleblower protections, accommodation of disabilities, background checks, child labor, mass layoffs, plant closings, reductions in force, furloughs, family and medical leave, leaves of absence, time off, work authorization and immigration, workplace safety and health, workers compensation, unemployment insurance and compensation, affirmative action, prevailing wages and terms and conditions of employment.

(g)            Each Company Entity has made timely and proper payment of all amounts payable to each Business Employee, former employee, Business Contingent Worker, and former Contingent Worker, including all wages, salaries, commissions, bonuses, fees and other compensation due with respect to any employment or service relationship with or services performed for such Company Entity, payout of any accrued but unused paid time off and amounts required to be reimbursed to such Persons. No Company Entity is liable for any employment Taxes, contributions, fines, penalties, assessments, or any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation, social security or other benefits or obligations for Business Employees, former employees, Business Contingent Workers or former Contingent Workers (other than routine payments made in the Ordinary Course of Business).

(h)            Except as set forth on Schedule 3.17(h), there are no material Proceedings, grievances, complaints, charges, litigations, audits, mediations, arbitrations or other private dispute resolution proceedings with respect to any employment or labor matters, policies, procedures, or practices (including, without limitation, involving, relating to, or arising out of allegations of employment discrimination, sexual or other harassment, sexual misconduct, retaliation, wage and hour law violations, misclassifications of Business Employees, former employees, Business Contingent Workers or former Contingent Workers, breach of any employment, consulting or independent contractor agreement, or Labor Agreement, or unfair labor practices) pending or, to the Knowledge of the Company Entities, threatened against any Company Entity in, by or before any judicial, regulatory or administrative forum, any other Governmental Authority, or under any private dispute resolution procedure or internally. Except as set forth on Schedule 3.17(h), there have not been within the last three (3) years any Proceedings, grievances, complaints, charges, litigations, audits, mediations, arbitrations or other private dispute resolution proceedings with respect to any wage and hour law violations, misclassifications of Business Employees, former employees, Business Contingent Workers or former Contingent Workers pending or, to the Knowledge of the Company Entities, threatened against any Company Entity in, by or before any judicial, regulatory or administrative forum, any other Governmental Authority, or under any private dispute resolution procedure or internally.

(i)            There are no, and during the past three (3) years there have been no, Governmental Authority conciliation agreements, noncompliance findings or audits pending with respect to any executive, director or officer of any Company Entity or the employment policies or practices of any Company Entity, and to Knowledge of the Company Entities, no such audit or investigation is threatened or planned.

(j)            Except as set forth on Schedule 3.17(j), each Business Employee located in the United States is employed on an at-will basis, and his or her employment can be terminated at any time by any party and for any lawful reason, without penalty or notice of more than 30 days.

(k)            Except as set forth on Schedule 3.17(k), to the Knowledge of the Company Entities, no Business Employee or Business Contingent Worker with annualized compensation at or above $100,000 intends to terminate his or her employment or service prior to the one-year anniversary of the Closing.

(l)            In the past three (3) years, no Company Entity has implemented any “plant closing” or “mass layoff” of employees as those terms are defined under the WARN Act triggering notice under WARN, nor is there presently any outstanding Liability under the WARN Act, and no plant closings or mass layoffs of employees that could trigger Liability under the WARN Act are currently contemplated, planned, or announced.

3.18	Employee Benefit Plans.

(a)            Schedule 3.18(a) sets forth a true and complete list of each material Employee Benefit Plan and the entity that sponsors, maintains or contributes to, or is the counterparty to the Employee Benefit Plan.

(b)            With respect to each Employee Benefit Plan, the Company has made available to Buyer the following: (i) the most current plan document (or, if not written, a written summary of its terms), (ii) each related trust agreement and other funding instrument, administrative services agreement, group annuity contract, and insurance contract, (iii) the most recent IRS determination or prototype opinion letter, if applicable, (iv) each summary plan description, (v) each non-routine correspondence with any Governmental Authority dated within the past three (3) years, and (vi) the most recent financial statements and Form 5500 annual report (including attached schedules).

(c)            Each Employee Benefit Plan (and each related trust, insurance, contract, and fund) is and has been established, documented, operated, maintained, funded, and administered in material compliance in all respects with its terms and all Applicable Laws. All contributions and payments that are due pursuant to an Employee Benefit Plan have been paid on a timely basis or, to the extent not yet due, accrued in accordance with GAAP.

(d)            No Company Entity or ERISA Affiliate has at any time maintained, sponsored, contributed to or had any outstanding Liability with respect to any (i) “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) plan that is or has been subject to Title IV of ERISA Section 412 of the Code or Section 302 of ERISA, (iii) “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), (iv) “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA) or (v) voluntary employees beneficiary association under Section 501(c)(9) of the Code. No Liability under (x) Title IV of ERISA, (y) Section 302 of ERISA or (z) Section 412 of the Code has been, or could reasonably be expected to be, incurred by any Company Entity.

(e)            Except as set forth on Schedule 3.18(e), no Company Entity has any obligation to provide post-employment, post-termination or post-ownership welfare benefits other than as required under COBRA for which the covered individual pays the full cost of coverage.

(f)            No Employee Benefit Plan is the subject of a Proceeding with any Governmental Authority.

(g)            Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is the subject of a favorable opinion letter from the IRS on the form of such Employee Benefit Plan upon which each adopting employer is entitled to rely in accordance with the applicable IRS pronouncements, and to any Company Entity’s Knowledge, there is no reasonable basis for any such Employee Benefit Plan to lose its Tax-qualified status.

(h)            Each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been documented, operated, and maintained in material compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder. No Company Entity has been required to report any Taxes as a result of the operation of Section 409A of the Code.

(i)            No Company Entity has a current or contingent obligation to indemnify, gross up, reimburse, or otherwise make whole any Person for any Taxes, including those imposed under Section 4999 or Section 409A of the Code (or any similar provisions of state, local, or foreign Applicable Law).

(j)            Except as set forth on Schedule 3.18(j), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) accelerate the time of vesting, payment or funding of any compensation or benefits under any Employee Benefit Plan, (ii) increase any benefits otherwise payable under any Employee Benefit Plan, (iii) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G of the Code) or (iv) entitle the recipient of any payment or benefit under any Employee Benefit Plan to a “gross-up” payment for any income or other Taxes that might be incurred with respect to such payments or benefits.

(k)            Except as set forth on Schedule 3.18(k), no Employee Benefit Plan is maintained primarily for individuals who are residents outside of the United States (each, a “Foreign Benefit Plan”). Each Foreign Benefit Plan required to be registered or approved has been registered or approved and has been maintained and administered in good standing with applicable Governmental Authorities in all material respects. Each Foreign Benefit Plan that is intended to qualify for favorable Tax benefits under the Applicable Laws of any jurisdiction is so qualified, and no condition exists, and no event has occurred that would reasonably be expected to result in the loss or revocation of such qualification. No Foreign Benefit Plan is a defined benefit pension plan or scheme. There are no unfunded Liabilities for deferred compensation, pension benefits, pension schemes or termination indemnities related to any period of time under any Foreign Benefit Plan, or with respect to any current or former employee, director, officer or Contingent Worker employed or engaged outside of the United States, except for any Liabilities reflected in accordance with GAAP on the Financial Statements.

3.19            Insurance. Each Company Entity has in full force and effect insurance policies of the types and in the amounts that such Company Entity reasonably believes is adequate for the Business and all such insurance that is required by Applicable Law. Schedule 3.19 lists each insurance policy maintained by or on behalf of each Company Entity with respect to its properties, assets and business, together with a claims history for the past two (2) years. All of such insurance policies are in full force and effect and will continue in full force and effect following the Closing. All premiums or other payment obligations due and payable with respect to such insurance policies have been paid to date, and since January 1, 2023, such Company Entity has not been (i) in default with respect to its Liabilities under any such insurance policies or (ii) denied insurance coverage. During the past two (2) years there have been no material changes in the amounts of premiums charged for such policies (including any precedent or successor policies) other than ordinary market based or coverage change increases and none of the Company Entities have received any written indication that the insurance carriers issuing any policy currently in effect intends to cancel any policy or increase the premiums by more than an immaterial amount upon renewal or otherwise. The Company Entities do not have any self-insurance or co-insurance program. The Company Entities have given notice or have otherwise presented in a timely fashion every material claim that has been asserted but is not yet resolved relating to the Business that is known by the applicable Company Entity to be covered by insurance under the policies in place at the time of such claim.

3.20	Environmental Matters. Except as listed in Schedule 3.20:

(a)            the Company Entities have made available to the Buyer true, correct and complete copies of all material reports, assessments, testing results, and other material documents that are in the possession or control of any of the Company Entities relating to compliance with Environmental Law or the environmental conditions at, or the status with respect to any Environmental Law of, any of the Owned Real Property or Leased Real Property, including Phase I and Phase II environmental site assessments, any material tests, surveys or plans concerning asbestos, mold or lead paint, and any Permits required or issued under any Environmental Law;

(b)            to any Company Entity’s Knowledge, no Hazardous Substances have been generated, used, treated, contained, handled or stored on, transported to or from, or Released on, under, in, at, to or from any of the Owned Real Property or Leased Real Property (i) by any Company Entity or (ii) to any Company Entity’s Knowledge, by any other party, in each case, in an amount, manner or condition that requires notification, investigation, abatement, remediation or any response action by any Company Entity under any Environmental Laws or Permits required thereunder;

(c)            to any Company Entity’s Knowledge, no Hazardous Substance has been Released at any offsite location as a result of conducting the Business in an amount, manner or condition that requires notification or any material investigation, abatement, remediation, response action or satisfaction of liability by any Company Entity under any Environmental Laws or Permits required thereunder;

(d)            to any Company Entity’s Knowledge, no Owned Real Property or Leased Real Property contains in-ground, below or underground storage tanks or containers that presently contain, or previously contained, Hazardous Substances, either in or not in use;

(e)            to any Company Entity’s Knowledge, no employee or former employee of the Company Entities or their Affiliates has been exposed to any Hazardous Substance in connection with their employment by the Business and no Person has been exposed to any Hazardous Substance at any location as a result of the conduct of the Business, in each case that has resulted in an Environmental Claim against any Company Entity or in an amount, manner or condition requiring notification or any material investigation, abatement, management, remediation, response action or satisfaction of liability by such Company Entity under any Environmental Laws or Permits required thereunder;

(f)            to any Company Entity’s Knowledge, no per- or polyfluoroalkyl substance, asbestos, lead paint, or toxic mold are or have been present on any of the Owned Real Property or Leased Real Property in an amount, manner or condition requiring notification or any material investigation, abatement, management, remediation, response action or satisfaction of liability by such Company Entity under any Environmental Laws or Permits required thereunder;

(g)            each of the Company Entities has obtained and is in compliance in all material respects with all Permits that are required under any Environmental Law with respect to the Business and all operations of such Company Entity at the Owned Real Property and/or Leased Real Property, all such Permits are currently in full force and effect, there are no Environmental Claims pending, or to any Company Entity’s Knowledge threatened, against any Company Entity that threatens the adverse modification, suspension, revocation or non-renewal of any such Permit;

(h)           there is no Environmental Claim pending or, to any Company Entity’s Knowledge, threatened against any Company Entity or the Business;

(i)            neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will trigger or require (i) any notice to be given to or consent to be obtained from any Governmental Authority pursuant to any Environmental Law, except for any notices required for the transfer of Permits held by the Company Entities pursuant to Environmental Laws, as listed on Schedule 3.20, or (ii) any investigation, assessment or other action related to any Hazardous Substance; and

(j)            each Company Entity is, and for the past three (3) years, has been, in compliance in all material respects with all Environmental Laws.

3.21            Customers. All of the Company Entities’ Contracts with customers are on a substantially similar form to that of the Company Entities’ standard form customer agreements (other than retail customers), which have been made available to the Buyer. All of the Company Entities’ customer deposits or payments are handled and applied in accordance with the applicable contractual terms and in material compliance with Applicable Laws.

3.22	Subcontractors and Suppliers.

(a)            Schedule 3.22(a) sets forth a true, complete and correct list of each Company Entity’s subcontractors (the “Subcontractors”) and their respective volume of purchases (by dollar value), for each of 2023, 2024 and the first nine (9) months of 2025. Except as set forth on Schedule 3.22(a), in the two (2) years prior to the date hereof, no Company Entity has received any written indication from any Subcontractor to the effect that, and, to the Knowledge of such Company Entity, a Subcontractor intends to stop or materially reduce or materially change the terms of (whether related to payment, price or otherwise) supplying materials, products or services to such Company Entity.

(b)            Schedule 3.22(b) sets forth a true, complete and correct list of the ten (10) largest suppliers of each Company Entity (the “Top Suppliers”) by volume of sales and purchases (by dollar value), for each of 2023, 2024 and the first nine (9) months of 2025. Except as set forth on Schedule 3.22(b), in the two (2) years prior to the date hereof, no Company Entity has received any written indication from any Top Supplier to the effect that such (nor, to the Knowledge of any Company Entity, does any) Top Supplier intends to stop or materially reduce or materially change the terms of (whether related to payment, price or otherwise) supplying materials, products or services to any Company Entity.

3.23          Affiliate Transactions. Except as disclosed on Schedule 3.23, no officer, director, employee, or Affiliate of the Company Entities or, to the Knowledge of the Company Entities, any individual related by blood, marriage or adoption to any such Person or any entity in which any such Person owns any beneficial interest (collectively, the “Insiders”), is a party to any Contract or transaction with any Company Entity which is pertaining to the Business or any of the Company Entities or has any interest in any Acquired Assets used in or pertaining to the Business or any of the Company Entities (other than Contracts with respect to their service as an officer, director or employee). Except as set forth on Schedule 3.23, no Insider is, directly or indirectly, entitled to any bonus or payment by the Company Entities in connection with the transactions contemplated by this Agreement or for any other reason.

3.24         Inventory. All items included in the inventory of each Company Entity consist of items of a quality usable or saleable in the Ordinary Course of Business, including being non-expired and free from mildew, fungus, rot, spoilage and agricultural neglect (except for an immaterial number of obsolete or damaged items that have been written off or for which adequate reserves have been established in the Financial Statements) and are in quantities sufficient for the normal operation of the Business in accordance with past practice. All of the inventory is owned by the applicable Company Entities free and clear of all Liens (other than Permitted Liens). All of the inventory for sale has been properly tested and marked in accordance with Applicable Laws.

3.25         Brokers. Except as set forth on Schedule 3.25, no agent, broker, investment banker, financial advisor or other Person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee from the Company Entities in connection with the consummation of the transactions contemplated herein.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COLLATERAL AGENT

As a material inducement to the Company Entities and the Buyer to enter into this Agreement, the Collateral Agent hereby represents and warrants to the Company Entities and the Buyer that:

4.1            Organization and Qualification of Collateral Agent. The Collateral Agent is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware. The Collateral Agent has the requisite power and authority on behalf of the Senior Noteholders under the Senior Notes Documents to (a) ~~convey~~exercise its rights as secured party of record under Article 9 of the UCC to effect the disposition of the Transferred Collateral Assets and the transfer the Company Entities’ right, title and interest in and to the Transferred Collateral Assets under the UCC and other Applicable Law in accordance with the terms of this Agreement without itself acquiring or holding title to the Transferred Collateral Assets, (b) execute and deliver this Agreement and the other Ancillary Agreements to which it is or will be a party and (c) carry out all of the actions required of it pursuant to the terms of this Agreement and the other Ancillary Agreements to which it is or will be a party.

4.2            Approval; Binding Effect. The Collateral Agent has obtained all necessary authorizations and approvals required for the execution and delivery of this Agreement and the other Ancillary Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Collateral Agent and constitutes the legal, valid and binding obligation of the Collateral Agent, enforceable against the Collateral Agent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). All approvals of the Collateral Agent, if any, required to consummate the transactions provided for in this Agreement and the other Ancillary Agreements to which it is or will be a party will have been obtained prior to the Closing. The Collateral Agent has the absolute and unrestricted right, power, authority and capacity to sell, on behalf of the Senior Noteholders, the Company Entities’ right, title and interest in and to the Transferred Collateral Assets and to enter into this Agreement and the other Ancillary Agreements to which it is or will be a party. Neither the execution and delivery by the Collateral Agent of this Agreement or the other Ancillary Agreements to which it is or will be a party nor the consummation of the transactions contemplated hereby or thereby will (a) violate or conflict with any provision of the articles of incorporation, by-laws, operating agreement or any other organizational documents of the Collateral Agent or (b) violate or conflict with any provision of any law. The execution of this Agreement and the other Ancillary Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby are within the authority of the individual who shall execute this Agreement on behalf of the Collateral Agent.

4.3            Security Interest. The Collateral Agent, for the benefit of itself and the Senior Noteholders, ~~has~~holds a valid, properly perfected and enforceable Lien on all of the Transferred Collateral Assets ~~to be sold hereunder by the Collateral Agent~~, to the extent such Lien can be perfected by the proper filing of a UCC financing statement with the applicable filing office specified in the UCC, with priority over all Liens thereon other than any Permitted Liens.

4.4            Transfer of Interest. The Collateral Agent has not heretofore sold, assigned, transferred or subordinated (other than with respect to certain of the Permitted Liens pursuant to applicable Law) any of its Liens in the Transferred Collateral Assets being purchased hereunder.

4.5            Valid Obligations. All of the obligations of the Company Entities to the Collateral Agent and the Senior Noteholders under the Senior Notes Documents are valid, binding and enforceable, and the Company is in default of such obligations in a manner that vests in the Collateral Agent, as secured party under Article 9 of the UCC, the right to ~~convey, subject to the terms and conditions of this Agreement and the other Ancillary Agreements,~~effect a disposition of all of the Company Entities’ right, title and interest in and to the Acquired Assets to Buyer pursuant to the terms and conditions of this Agreement and the other Ancillary Agreements, with the effect of such disposition governed by Section 9-617(a) of the UCC. As of November 13, 2025, the aggregate amount of the outstanding obligations under the Senior Notes is at least $111,111,593.

4.6            Liens. The Collateral Agent, on behalf of itself and the Senior Noteholders, hereby agrees and acknowledges that after the consummation of the transactions contemplated by this Agreement and the other Ancillary Agreements at Closing, except as contemplated by the RSA in respect of the New Money Financings, the Collateral Agent shall not hold any Lien in or to any of the Acquired Assets being transferred to Buyer pursuant hereto or thereto and shall take all reasonable steps and execute and deliver all documents necessary or appropriate to release or otherwise extinguish such Liens.

4.7           Compliance with the UCC. The ~~sale~~disposition initiated by the Collateral Agent ~~(on behalf of itself and the Senior Noteholders)~~ of the Company Entities’ right, title and interest in and to the Transferred Collateral Assets contemplated hereby shall be conducted ~~and consummated by the Collateral Agent~~ as a public sale pursuant to and in accordance with Sections 9-610 through 9-619 and 9-623 through 9-628 of the UCC and all other applicable Laws and consummated at Closing pursuant to and in accordance with this Agreement with the effect of such consummation governed by Section 9-617 of the UCC. To the extent not waived by such parties in writing to the satisfaction of the Collateral Agent and Buyer, the Collateral Agent, on behalf of itself and the Senior Noteholders, has, not less than ten (10) days prior to the date of this Agreement, sent notices with respect to the sale pursuant to Article 9 of the UCC contemplated hereby to (a) any secondary obligor (as defined in the UCC), (b) any Person from whom the Collateral Agent has received before the notification date (as defined in Section 9-611(a) of the UCC) and authentication notification of a claim of an interest in Acquired Assets and (c) any secured party or lienholder pursuant to Sections 9-611(c)(3)(B) (by compliance with Sections 9-611(e)) and 9-611(c)(3)(C) of the UCC.

4.8           Brokers. No agent, broker, investment banker, financial advisor or other Person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee from the Collateral Agent in connection with the consummation of the transactions contemplated herein.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE BUYER

As a material inducement to the Company Entities to enter into this Agreement, the Buyer hereby represents and warrants to the Company Entities that:

5.1            Organization and Power. The Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2            Authorization of Transactions. The Buyer has full limited liability power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The Buyer has duly authorized the execution and delivery of this Agreement and all Ancillary Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby. No other corporate proceedings on the part of the Buyer are necessary to approve and authorize the execution and delivery of this Agreement or the Ancillary Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and all Ancillary Agreements to which the Buyer is or will be a party have been (or will be) duly executed and delivered by the Buyer and, assuming the valid execution and delivery by the other parties thereto, constitute (or will constitute) the valid and binding agreements of the Buyer, enforceable against the Buyer in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

5.3           Non-Contravention. The execution, delivery and performance by the Buyer of this Agreement and all agreements, documents and instruments executed and delivered by it pursuant hereto and the performance of the transactions contemplated by this Agreement and such other agreements, documents and instruments do not and will not: (i) materially violate or result in a material violation of, materially conflict with or constitute or result in a material default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any contract, agreement, obligation, Permit, license or authorization to which the Buyer is a party or by which its assets are bound; (ii) materially violate or result in a material violation of, materially conflict with or constitute or result in a material default (whether after the giving of notice, lapse of time or both) under, or accelerate any obligation under, any provision of the Buyer’s organizational documents; (iii) materially violate or result in a material violation of, or constitute a material default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to the Buyer; or (iv) require from the Buyer any notice to, declaration or filing with, or consent or approval of, any governmental authority or other third party.

5.4            Litigation. There are no actions, suits, proceedings or orders pending or, to the Buyer’s knowledge, threatened against or affecting the Buyer at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect the performance of the Buyer under this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

5.5            Brokers. No agent, broker, investment banker, financial advisor or other Person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee from Buyer in connection with the consummation of the transactions contemplated herein.

5.6            Independent Investigation; Non-Reliance. In connection with its investment decision, Buyer or its representatives have inspected and conducted such reasonable independent review, investigation and analysis (financial and otherwise) of the Company Entities as desired by Buyer. The purchase of the Acquired Assets by Buyer and the consummation of the transactions contemplated hereby by Buyer are not done in reliance upon any representation or warranty by, or information from the Company Entities or any of their Affiliates, employees or representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, except for the representations and warranties specifically and expressly set forth in Article 3 (as modified by the Disclosure Schedules) and Article 4, the certificates delivered under this Agreement, any other closing document or any conveyance document, and Buyer acknowledges that the Company Entities expressly disclaim any other representations and warranties.

ARTICLE 6

ADDITIONAL AGREEMENTS.

6.1	Pre-Closing Covenants.

(a)            Conduct of the Business. Except (i) as set forth on Schedule 6.1(a), (ii) as required by any law or order or Contract, (iii) as permitted, required or contemplated by this Agreement, (iv) with the prior written consent of Buyer, during the period from the date of this Agreement to the earlier of (a) the Closing or (b) the date on which this Agreement is terminated in accordance with this Agreement (the “Interim Period”), each Company Entity shall conduct the Business in the Ordinary Course in all material respects and in material compliance with all Applicable Laws. During the Interim Period, each Company Entity will keep the Business and its assets and properties, including each Company Entity’s present operations, physical facilities, licensees, working conditions, insurance policies, goodwill and relationships with lessors, licensors, suppliers, customers, employees and other business relations substantially intact, open and operational. Without limiting the generality of the foregoing, during the Interim Period, each Company Entity will not, without the prior written consent of the Buyer, take any of the following actions, in each case with respect to the Business, the Acquired Assets or the Assumed Liabilities, as applicable:

(1)            amend, extend or terminate any Seller Contract or enter into any Contract, which if entered into prior to the date hereof, would be a Seller Contract (other than a termination of a Seller Contract as a result of the expiration of the term of such Seller Contract);

(2)             incur any Liability (including further Indebtedness) in excess of $75,000, other than in the Ordinary Course of Business;

(3)            dispose of or encumber any Acquired Assets other than sales of inventory or disposal of obsolete equipment in the Ordinary Course of Business (or transfer any asset that would otherwise be an Acquired Asset to any Company Non-Seller);

(4)            modify, extend, terminate, or enter into any Labor Agreement or recognize or certify any Employee Representative Body as the bargaining representative for any Business Employee;

(5)            implement or announce any employee layoff, furlough, reduction in force, plant closing, reduction in compensation, or other similar action that triggers or could trigger notice obligations under the WARN Act;

(6)            increase any compensation or benefits of any Business Employee or Business Contingent Worker, other than annual increases made in the Ordinary Course of Business with respect to any Person whose annual compensation opportunities are less than $100,000, or establish adopt, amend or terminate any Employee Benefit Plan or compensation plan, policy, program, contract, agreement, or arrangement that would be an Employee Benefit Plan if in effect on the date hereof;

(7)            hire, promote, retain, engage or terminate any Business Employee or Business Contingent Worker, other than in the Ordinary Course of Business with respect to any Person whose annualized compensation opportunities are less than $100,000, or transfer the employment or service relationship of any Business Employee or Business Contingent Worker from the Company Entities to any other Company Entity;

(8)            license to any Person any Owned IP (other than non-exclusive licenses granted in the Ordinary Course of Business);

(9)	commence or settle any Proceeding;

(10)           apply for, terminate or amend any Seller License, other than in the Ordinary Course of Business;

(11)	declare, set aside, or pay any cash or non-cash dividend;

(12)          amend, modify, waive, supplement or restate any organizational documents of any Company Entity;

(13)          increase or decrease the size of any board of directors or managers of any Company Entity;

(14)          authorize or approve any material change in the nature of the Business of any Company Entity;

(15)          authorize or issue any new equity securities of any Company Entity (including options, warrants, convertible securities, or other rights to acquire equity);

(16)	dissolve, wind up or liquidate any Company Entity;

(17)          make any change to existing accounting principles, practices, methods or policies of any Company Entity; or

(18)          (i) make or change any Tax election, (ii) change any Tax accounting period, (iii) adopt or change any method of Tax accounting, (iv) file any amended Tax Return, (v) enter into any closing agreement with respect to Taxes, (vi) settle any Tax claim or assessment, (vii) surrender any right to claim a Tax refund, or (viii) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment.

Nothing contained in this Agreement shall be deemed to give Buyer, directly or indirectly, the right to control or direct the business or any operations of the Company Entities prior to the Closing. Prior to the Closing, the Company Entities shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

(b)            Preservation of Inventory. During the Interim Period, the Company Entities will use their reasonable best efforts to maintain and preserve all inventory associated with the Business in a good and saleable condition, including being non-expired, properly labeled and free from mildew, fungus, rot, spoilage and agricultural neglect. During the Interim Period, each Company Entity will maintain at least substantially similar levels of inventory of flower, trim, concentrate and edibles at each Business location as each Company Entity has maintained over the twelve (12) month period prior to the date hereof.

(c)            Real Estate Covenants. During the Interim Period, the Company Entities shall use best efforts to, and shall cause the Subsidiaries of each Company Entity to, assist Buyer in obtaining the following items for each Owned Real Property:

(1)            a commitment for an ALTA Owner’s Title Insurance Policy 2021 Form (or other form of policy reasonably acceptable to Buyer), issued by a title insurance company reasonably satisfactory to Buyer (the “Title Company”), together with a copy of all documents referenced therein (the “Title Commitments”);

(2)            an ALTA survey, dated no earlier than the date of this Agreement, prepared by a licensed surveyor reasonably satisfactory to Buyer, and conforming to 2021 Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys, including Table A Items Nos. 2, 3, 4, 6(a), 6(b), 7(a), 7(b)(l), 7(c), 8, 9, 13, 14, 16, 17 and 20 ($1,000,000) and such other standards as the Title Company and Buyer require as a condition to the removal of any survey exceptions from the Title Policies (defined below), and certified to Buyer, Buyer’s lender and the Title Company, in a form and substance satisfactory to each of such parties (the “Surveys”);

(3)            a zoning report, dated no earlier than the date of this Agreement and prepared by a company reasonably satisfactory to Buyer, in form and substance satisfactory to Buyer and the Title Company (the “Zoning Reports”);

(4)            a title insurance policy in accordance with the Title Commitment, insuring the applicable Company Entity’s fee simple title to each Owned Real Property as of the Closing Date (including all recorded appurtenant easements insured as separate legal parcels) with extended coverage and gap coverage from the applicable Company Entities through the date of recording, subject only to Post-Closing Permitted Liens, in such amount as Buyer reasonably determines to be the value of the Owned Real Property insured thereunder, including all endorsements reasonably requested by Buyer, in form and substance reasonably satisfactory to Buyer (the “Title Policies”);

(5)	[Reserved];

(6)            a property condition report, dated no earlier than the date of this Agreement and prepared by a company satisfactory to Buyer, in form and substance satisfactory to Buyer (the “Property Condition Reports”); and

(7)            an appraisal, dated no earlier than the date of this Agreement and prepared by a company satisfactory to Buyer, in form and substance satisfactory to Buyer (the “Appraisals”).

The Title Commitments, Surveys, Zoning Reports, Title Policies, Property Condition Reports, Appraisals, and all affidavits, indemnities, and other agreements or assurances required by the Title Company to issue the Title Policies shall be collectively referred to herein as the “Owned Real Property Deliverables”. The Company Entities shall pay all fees, costs and expenses with respect to the Owned Real Property Deliverables and with respect to closing costs (such as escrow and recording fees) in relation to the transfer of the Owned Real Property. At or prior to Closing, the Company Entities shall remove or cause to be removed from each Owned Real Property’s title any Liens which are not Post-Closing Permitted Liens, at no cost to Buyer. The applicable Company Entity shall provide the Title Company with an owner’s affidavit, GAP indemnity, and any other affidavit, indemnity or other assurance requested by the Title Company to issue the Title Policies.

(d)            Appropriate Actions. Each of the Parties shall use reasonable best efforts to take all action necessary to consummate the transactions contemplated by this Agreement as soon as possible after the execution of this Agreement, including taking all actions necessary to comply promptly with all Applicable Laws that may be imposed on it or any of its Affiliates with respect to the Closing.

(e)            Notices and Consents. Each of the Parties shall use reasonable best efforts to obtain, as soon as possible after the execution of this Agreement, any and all consents, approvals and authorizations set forth on Schedule 6.1(e), including the Requisite Regulatory Approvals, and each Party shall cooperate with the other Parties to this Agreement in obtaining all such consents, approvals and authorizations set forth on Schedule 6.1(e), including the Requisite Regulatory Approvals.

(f)            Further Assurances. If any further action is necessary or desirable to carry out the purposes of this Agreement, each Party, upon request of the other Party and from time to time, will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request and deem necessary or desirable to consummate the transactions contemplated by this Agreement, all at the sole cost and expense of the requesting Party.

6.2	Access to Information; Cooperation; Further Assurances.

(a)            From and after the Closing and through the earlier of (i) the third (3rd) anniversary of the date thereof and (ii) the completion of the Liquidation Proceedings, the Company Entities shall maintain the following books and records of the Company Entities dating from January 1, 2023 (and any such books and records in the Company Entities’ possession that precede such date) through the Closing and provide access thereto and/or copies thereof as reasonably requested by the Buyer: (a) general records and journals; (b) historical income statements, balance sheets and statements of cash flows; (c) business, accounting and financial records; (d) personnel records and employment data; provided that the applicable Company Entity is not required to provide access to any such personnel records and employment data, except (1) as allowed under Applicable Law or (2) if prohibited by Applicable Law, with such employee’s consent; (e) any material correspondence to, with or from any Person in connection with the Business; (f) all telephone and facsimile numbers and internet access (including email) accounts and (g) all information relating to Taxes (to the extent relating solely to Taxes paid by or on behalf of any Company Entity or relating to any Acquired Asset). In connection with any Liquidation Proceeding, the Company Entities shall transfer or make available all books and records to any liquidator, assignee, or other third party responsible for administering the Liquidation Proceeding, who shall thereafter maintain such books and records and provide access to the Buyer in accordance with this Section.

(b)            Further Assurances of Buyer. Following the Closing, the Buyer shall, at the request and reasonable expense of the Collateral Agent, execute, acknowledge, deliver, file and/or record such additional instruments, documents and filings, and take such further actions, as the Collateral Agent may reasonably request (i) to evidence the discharge and release of the Collateral Agent’s Liens on the Collateral Assets pursuant to § 9-617 of the UCC, (ii) to effectuate, confirm or evidence the transfer of the Collateral Assets to the Buyer, and (iii) to enable the Collateral Agent to comply with any Applicable Law in connection ~~with the consummation of the UCC sale~~therewith.

(c)            Further Assurances of Company Sellers. Each Company Seller shall, without further consideration, and (i) at the written direction of the Collateral Agent solely with respect to the Collateral Assets, or (ii) otherwise at the written direction of the Buyer in accordance with this Agreement, execute and deliver such bills of sale, assignments, endorsements, deeds, and other instruments of transfer and conveyance, and take such further actions as may be reasonably requested to (a) effectuate or confirm the transfer of any Acquired Assets, (b) cure any defect of title or evidence of ownership relating thereto, and (c) otherwise carry out the intent of this Agreement; provided that no Company Seller shall be required to incur any unreimbursed out-of-pocket expense, assume any additional Liability, or provide any representation, warranty, or covenant other than those expressly set forth herein.

6.3	Refunds and Remittances; Insurance Claims.

(a)            After the Closing, if any Company Entity receives any refund or other amount which is attributable to an Acquired Asset or is otherwise properly due and owing to the Buyer in accordance with the terms of this Agreement (which for the avoidance of doubt shall include any payment received from any customer or any Person who provides financing to any customer), such Company Entity shall hold all such funds in trust for the Buyer and shall promptly remit, or shall cause to be remitted, such amount to the Buyer within five (5) Business Days of receipt of such funds. Payments remitted to the Buyer pursuant to this Section 6.3(a) shall be in the form received by such Company Entity or any of its Affiliates. After the Closing, if the Buyer receives any refund or other amount which is attributable to an Excluded Asset or is otherwise properly due and owing to the applicable Company Entity in accordance with the terms of this Agreement, the Buyer shall promptly remit, or shall cause to be remitted, such amount to the applicable Company Entity. Payments remitted to such Company Entity pursuant to this Section 6.3(a) shall be in the form received by the Buyer or any of its Affiliates.

(b)           From and after the Closing Date, Buyer and its Affiliates shall be entitled to cause the Company or its Affiliates to, and the Company and its Affiliates shall, access, make claims on, or claim benefits from or under, any of the Company’s and its Affiliates’ current insurance policies, programs and arrangements with respect to any claim, basis for claim, act, omission, event, circumstance, occurrence or loss that occurred or existed prior to the Closing Date that relates to or is an Assumed Liability (and then only to the extent that such claim, basis for claim, act, omission, event, circumstance, occurrence or loss occurred or existed on or prior to the Closing Date), subject in each case to the terms and conditions of the applicable insurance policies. Buyer shall pay or reimburse the Company for any out-of-pocket expenses in connection with the Company’s compliance with this Section 6.3(c).

6.4           Confidentiality. Following the Closing, each applicable Selling Party agrees to, and shall cause its respective agents, representatives, Affiliates, employees, officers and directors to, treat and hold as confidential all confidential documents and information relating to the Business and the affairs of the Company Entities to the extent related to the Acquired Assets or Assumed Liabilities, including any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information (the “Confidential Information”) and refrain from using any Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer, at the Buyer’s request, all Confidential Information (and all copies thereof in whatever form or medium) in its possession or under its control. Notwithstanding the foregoing, Confidential Information shall not include information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement. In the event that any Selling Party or any of its respective agents, representatives, Affiliates, employees, officers or directors becomes legally compelled to disclose any Confidential Information, such Person shall provide the Buyer with prompt written notice of such requirement so that the Buyer may seek a protective order or other remedy or waive compliance with the provisions of this Section 6.4. In the event that a protective order or other remedy is not obtained or if the Buyer waives compliance with this Section 6.4, such Person shall furnish only that portion of such Confidential Information that is legally required to be provided and exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded such information.

6.5	Tax Matters.

(a)            Transfer Taxes. Any transfer, documentary, sales, use, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes, including any penalties and interest thereon, that become payable in connection with the purchase and sale of the Acquired Assets contemplated by this Agreement (“Transfer Taxes”) shall be paid out of the Wind Down Budget. For the avoidance of doubt, “Transfer Taxes” shall not include any income Taxes. The party required by Applicable Law to file the applicable Transfer Tax return shall timely do so.

(b)            Apportioned Taxes. In any case under this Agreement involving a Tax period that includes (but does not end on) the Closing Date (a “Straddle Period”), (i) all real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Acquired Assets (“Property Taxes”) for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the portion of the Straddle Period on the Closing Date and the denominator of which is the number of days in the Straddle Period; and (ii) Taxes (other than Property Taxes) shall be computed as if such taxable period ended on the end of the Closing Date (and for such purposes, the taxable period of any partnership or other pass-through entity, or any non-U.S. entity in which such Person holds a beneficial interest, directly or indirectly, shall be deemed to terminate at such time) based on an interim closing of the books. Except as otherwise provided under this Agreement, the Company Entities shall be liable for the amount of such Taxes attributable to the Pre-Closing Tax Period, and the Buyer shall be liable for the amount of such Taxes (other than Excluded Taxes) attributable to the Post-Closing Tax Period, as allocated pursuant to the preceding sentence.

(c)            Intended Tax Treatment. The Parties agree that the transfer of the sale of the Acquired Assets to the Buyer is intended to be treated as a taxable acquisition of assets and the Parties shall prepare and file all relevant U.S. federal, state, and local, income tax returns consistent with such intended treatment absent a contrary “determination” (within the meaning of Section 1313(a) of the Code).

(d)            Cooperation on Tax Matters. The Parties shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns, and any audit, litigation or other proceeding with respect to Taxes relating to the Acquired Assets. Such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding concerning an amount of Taxes related to the Acquired Assets and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Party shall provide to the others, within ten (10) Business Days of the receipt thereof, any tax related communications and notices it receives which may impact the other Party’s Tax Liability or filing responsibilities associated with the Acquired Assets.

(e)            Bulk Sale. The Parties hereby agree to reasonably cooperate to satisfy the requirements of bulk sales laws with respect to the transactions contemplated by this Agreement. Tax clearance certificates or other receipt evidencing payment of taxes due may be obtained after the Closing; provided that Selling Parties, in the event the certificate or receipt is obtained after the Closing, from and after the Closing, will cooperate with Buyer and take all actions necessary, and pay all payments, fines, taxes, or assessments, in each case that are required to obtain such certificates in form and substance reasonably acceptable to Buyer. The Selling Parties acknowledge and agree that the covenants and agreements set forth in this Section 6.5(e) are to be performed after Closing, and will survive the Closing.

(f)	[Reserved]

(g)            Purchase Price Allocation for Tax Purposes. Within ninety (90) days after the Closing, the Buyer shall prepare the Allocation Schedule which shall be deemed final and shall be binding upon the Parties. Except as otherwise required by a “determination” within the meaning of Section 1313(a) of the Code, the Parties shall file all Tax Returns (including amended returns and claims for refunds) and cooperate in the filing of any information reports (including Internal Revenue Service Form 8594) consistent with this Section 6.5(g) and the allocations set forth on such Allocation Schedule and shall not take any position for applicable Tax purposes inconsistent therewith.

6.6	Employee and Related Matters.

(a)            Prior to the Closing, the Buyer will, or will cause one of its Affiliates to, make an offer of at-will employment or engagement, respectively, on terms that the Buyer and its Affiliates determine in their sole discretion, to each Business Employee (each, an “Offer Employee”) and each Business Contingent Worker (each, an “Offer Contingent Worker”), as determined by the Buyer in its sole discretion, each such offer to be effective, and subject to the occurrence of, the Closing (respectively, an “Employment Offer” or an “Engagement Offer,” and each, an “Offer”). Each Offer must provide, as a condition to accepting employment or engagement, respectively, with the Buyer or such Affiliate, that the Offer Employee or Offer Contingent Worker, respectively, resign from employment or service with the applicable service recipient as of immediately prior to the Closing. Each Offer Employee and Offer Contingent Worker who accepts an Offer is referred to herein as a “Transferred Service Provider.” The Company Entities hereby consent to the hiring by the Buyer or any of its Affiliates of each Transferred Service Provider and agree not to enforce any non-competition or similar covenant that could, but for this provision, prevent such Transferred Service Provider from fulfilling the terms and conditions of his, her, or its services to the Business following the Closing. The Company Entities will make the Business Employees and Business Contingent Workers reasonably available to the Buyer or its Affiliates for purposes of determining which such individuals will receive Offers and will otherwise provide reasonable cooperation in Buyer’s evaluation of and communication with such individuals.

(b)            If the Buyer determines that it is impractical or illegal for a Business Employee or Business Contingent Worker who would have been a Transferred Service Provider to be a Transferred Service Provider at the Closing (a “Delayed Transfer Service Provider”), such Delayed Transfer Service Provider will remain employed or engaged by the applicable pre-Closing service recipient until the date on which the Buyer determines that such delay is no longer necessary, and during such period such Delayed Transfer Service Provider will provide services to the Buyer and its Affiliates pursuant to the terms and conditions of an Employee Leasing Agreement to be entered into prior to the Closing.

(c)            For the avoidance of doubt, and without limiting the generality of Section 2.2(c)(2), the Company Entities will retain and bear all Employee Liabilities and the Buyer and its Affiliates will not assume or otherwise incur any obligation with respect to any Employee Liabilities, including, without limitation any Liabilities or obligations with respect to any Employee Benefit Plan or any obligation to provide coverage under COBRA or Sections 601 through 608 of ERISA.

(d)            The provisions of this Section 6.6 are solely for the benefit of the Parties, and no provision of this Section 6.6 will create any third-party beneficiary or other rights in any current or former Business Employee or Business Contingent Worker or any Transferred Service Provider (including any dependent or beneficiary thereof) in respect of the terms and conditions of employment or engagement with, or any benefits that may be provided by, the Buyer or any of its Affiliates. Nothing herein will be construed as an amendment to any Employee Benefit Plan for any purpose.

6.7            Certain Financial Statements. The Company shall use reasonable best efforts to prepare in accordance with GAAP and deliver to Buyer and the Required Consenting Senior Noteholder, as soon as practicable, but in no event later than December 15, 2025, (i) an audited consolidated balance sheet, income statement, statement of cash flows, and stockholders’ equity statement of the Company as of and for the period ended December 31, 2024, in each case, together with the notes and schedules thereto, (ii) an unaudited consolidated balance sheet, income statement, statement of cash flows, and stockholders’ equity statement of the Company as of and for the nine months ended September 30, 2025 and September 30, 2024, in each case, together with the notes and schedules thereto, if and as applicable, and (iii) an unaudited consolidated income statement and stockholders’ equity statement of the Company for the three months ended September 30, 2025 and September 30, 2024 in each case, together with the notes and schedules thereto, if and as applicable. The Company Entities agree, in connection with the preparation of any financial statements described above, after execution by Buyer and the Required Consenting Senior Noteholder of such reasonable acknowledgment or non-reliance letters as the Company’s auditors may reasonably request, to permit access to the work papers related to the preparation of such financial statements.

6.8            Intellectual Property License. Upon Closing, and subject to the terms and conditions set forth herein, Buyer grants to Company a limited, non-exclusive, royalty-free, non-transferable, non-assignable, non-sublicensable license (the “License”) to use the specific Intellectual Property listed hereto on Schedule 6.8 (the “Licensed IP”) solely for the limited purpose of conducting activities necessary to wind-down the business of the Company in connection with the Liquidation Proceedings. The License shall terminate automatically without prior notice or legal action upon the earlier of (i) the completion of the Liquidation Proceedings, or (ii) one year following the Closing Date. During the term of the License, Buyer retains the right to inspect the Company’s use of the Licensed IP to ensure compliance with the terms and conditions set forth herein. Upon expiration of the License, Company will cease any and all use of the Licensed IP and shall return to Buyer or destroy any materials that use or practice the Intellectual Property. The Company shall indemnify Buyer from any and all third-party claims arising from the Company’s use of the Intellectual Property during the term of the License.

ARTICLE 7

CONDITIONS TO CLOSING.

7.1	Buyer’s Closing Conditions and Deliverables of the Selling Parties.

(a)            The following are conditions precedent to the Buyer’s obligations to effect the Closing hereunder (any of which may be waived in writing by Buyer, to the extent permitted by Applicable Law): (i) no federal or state court of competent jurisdiction or other Governmental Authority shall have enacted any Applicable Law or issued, promulgated, enforced or entered any order, decree, judgment, injunction or other ruling (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the transactions contemplated by this Agreement and the Ancillary Agreements; (ii) Buyer shall have received all Owned Real Property Deliverables in form and substance acceptable to Buyer; (iii) the Title Company shall be committed to issue each Title Policy insuring that fee simple title to the applicable Owned Real Property is vested in Buyer (or its designee) as of the Closing Date; (iv) the RSA shall not have been terminated and shall be in full force and effect and no termination event, default or event of default arising thereunder shall have occurred; (v) the New Money Financings shall have closed or are closing substantially simultaneously with the Closing (and all Transaction Expenses (as defined in the RSA) shall be paid substantially simultaneously with the Closing); (vi) the Consulting Agreement shall have been executed and delivered by the Consulting Party; (vii) the Consulting Party Financing Opportunity shall have been conducted and, if elected by the Consulting Party, consummated and funded in accordance with the RSA; (viii) all New First Lien Debt Documents shall have been executed by the applicable parties thereto and delivered, all conditions to the consummation of the transactions contemplated thereunder shall have been satisfied or waived, and all New First Lien Debt Documents shall each be in full force and effect and the New First Lien Debt shall have been issued; (ix) the Star Buds Lessor Parties shall have consented in writing to the assignment of the Star Buds Leases to Buyer, which Star Buds Leases shall be amended on the terms of the Star Buds Term Sheet and Star Brands LLC shall have consented in writing to the assignment of the TLA; (x) the representations and warranties of such Company Entity set forth in Article 3 and the representations and warranties of the Collateral Agent set forth in Article 4 are true and correct in all material respects as of the Closing Date; (xi) each Company Entity and the Collateral Agent shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement prior to or at the Closing; (xii) the amended and restated limited liability company agreement of the Buyer shall be in effect (or take effect substantially simultaneously with the Closing); and (xiii) Buyer shall have received the items set forth Section 7.1(b).

(b)            At the Closing, the applicable Company Entity or the Collateral Agent shall deliver or cause to be delivered to the Buyer each of the following, each executed, acknowledged and notarized, as applicable:

(1)            executed counterparts of each Ancillary Agreement to which any Company Entity is a party;

(2)            each Company Entity and the Collateral Agent shall deliver a certificate executed by an authorized officer of each applicable Company Entity or the Collateral Agent certifying that the representations and warranties of such Company Entity set forth in Article 3 and the representations and warranties of the Collateral Agent set forth in Article 4 are true and correct in all material respects as of the Closing Date;

(3)            each Company Entity and the Collateral Agent shall deliver a certificate executed by an authorized officer of each applicable Company Entity and the Collateral Agent certifying each Company Entity and the Collateral Agent shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement prior to or at the Closing;

(4)	copies of all applicable consents set forth on Schedule 6.1(e);

(5)            a certificate of the Secretary of State of the applicable State stating that such Company Seller is in good standing, dated as of a date not earlier than ten (10) Business Days prior to the Closing;

(6)            a copy, as applicable, of (x) the certificate of formation (or similar organizational documents), as amended, of the applicable Company Seller certified by the Secretary of State of the applicable State, dated as of a date not earlier than ten (10) Business Days prior to the Closing and accompanied by a certificate of the Secretary of the applicable Company Seller, dated as of the Closing, stating that no amendments have been made to such organizational documents since such date, (y) the operating agreement (or similar organizational documents) of the applicable Company Seller, certified by the Secretary of the applicable Company Seller, and (z) the resolutions of the applicable Company Seller’s board of managers or directors (or similar governing body) and the equityholders or members necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements and approving the consummation of the transactions contemplated hereby and thereby, in each case, certified by a Secretary of such Company Seller;

(7)            a special warranty deed for each Owned Real Property transferring fee simple ownership of the Owned Real Property to Buyer (or its designee), in form and substance acceptable to Buyer, in each case subject only to Post-Closing Permitted Liens;

(8)            all maintenance records and operating manuals pertaining to each Owned Real Property;

(9)            all keys, combinations and security codes for all locks and security devices for each Owned Real Property;

(10)           notices to those entities providing services to each Owned Real Property, including utility companies, which Buyer desires to retain, in form and substance reasonably acceptable to Buyer, and an assignment and assumption of such service contracts for each Owned Real Property, in form and substance acceptable to Buyer;

(11)          a FIRPTA certificate from each applicable Company Seller of each Owned Real Property, in form and substance acceptable to Buyer;

(12)           such evidence or documents as may reasonably be required by Buyer or the Title Company evidencing the status and capacity of the applicable Company Seller and the authority of the applicable Company Seller and the person or persons who are executing the various documents on behalf of such Company Seller in connection with the transfer of each Owned Real Property in accordance with the terms of this Agreement;

(13)          all transfer and other Tax declarations for each Owned Real Property as may be required by Applicable Law in connection with the transactions contemplated by this Agreement, duly executed and sworn to by the applicable Company Seller;

(14)          copies of any certificates of occupancy pertaining to each Owned Real Property, if any;

(15)	copies of all Permits for each Owned Real Property, if any;

(16)          estoppels in customary form from the landlord under each Material Lease, dated no earlier than the date that is thirty (30) days prior to the Closing Date, indicating that the applicable Lease is in full force and effect and free from any breach or default on the part of the tenant thereunder;

(17)	certificates of title to each vehicle included as an Acquired Asset;

(18)            assignments and assumptions of Material Leases and landlord consents (“Lease Assignments”) applicable to such Company Seller for each Material Lease in substantially the form attached hereto as Exhibit B (or as otherwise reasonably acceptable to the Buyer), executed by each lessor, lessee or other contract party under any lease, license, sublease or similar occupancy agreement governing any parcel of Leased Real Property;

(19)          Bill of Sale, duly executed by each applicable Company Seller, in the form attached hereto as Exhibit A;

(20)          Intellectual Property Assignments, duly executed by each applicable Company Seller, in the form attached hereto as Exhibit C;

(21)          the executive employment agreements entered into between Buyer or its designated Affiliate and each of the individuals set forth on Schedule 7.1(b) (collectively, the “Executive Employment Agreements”), duly executed by each such Person;

(22)           if applicable, the Employee Leasing Agreement, duly executed by each applicable Company Entity;

(23)	IRS Form W-9;

(24)         evidence from the Collateral Agent of the release of (i) all Liens on the Transferred Collateral Assets transferred pursuant to this Agreement in accordance with Section 9-617 of the UCC, and (ii) all Liens on any Non-Transferred Collateral Assets;

(25)          evidence from the Company of the release of all Liens (other than Post-Closing Permitted Liens) on the Non-Collateral Transferred Assets; and

(26)         such other documents or instruments as the Buyer may reasonably request to effect the transactions contemplated hereby.

7.2	Seller Parties’ Closing Conditions and Deliverables of the Buyer.

(a)            The following are conditions precedent to the applicable Selling Parties’ obligations to effect the Closing hereunder (any of which may be waived in writing by the Selling Parties, to the extent permitted by Applicable Law), (i) no federal or state court of competent jurisdiction or other Governmental Authority shall have enacted any Applicable Law or issued, promulgated, enforced or entered any order, decree, judgment, injunction or other ruling (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) the representations and warranties of Buyer set forth in Article 5 are true and correct in all material respects as of the Closing Date, except to the extent such failure to be so true and correct would not prevent the ability of Buyer to effect the Closing hereunder, (iii) Buyer shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement prior to or at the Closing, except to the extent such failure to perform would not prevent the ability of Buyer to effect the Closing hereunder, and (iv) the Company shall have received the items set forth in Section 7.2(b).

(b)	At the Closing, the Buyer shall deliver or cause to be delivered to the Company:

(1)            executed counterparts of each Ancillary Agreement to which the Buyer is a party;

(2)            executed counterparts of the Executive Employment Agreements;

(3)            executed counterparts to the Lease Assignments;

(4)            executed counterparts to the Employee Leasing Agreement, if such agreement is deemed required;

(5)            a certificate executed by an authorized officer of Buyer certifying the representations and warranties of Buyer set forth in Article 5 are true and correct in all material respects as of the Closing Date, except to the extent such failure to be so true and correct would not prevent the ability of Buyer to effect the Closing hereunder;

(6)            a certificate executed by an authorized officer of Buyer certifying Buyer shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement prior to or at the Closing, except to the extent such failure to perform would not prevent the ability of Buyer to effect the Closing hereunder; and

(7)            a copy of the resolutions of the Buyer’s board of managers authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and approving the consummation of the transactions contemplated hereby and thereby, certified by a duly authorized officer of the Buyer.

ARTICLE 8

TERMINATION

8.1	Termination.

(a)            Mutual Termination. This Agreement may be terminated at any time prior to the Closing by mutual written consent of the Collateral Agent (acting solely in its secured-party capacity under the Senior Notes Indenture) and Buyer.

(b)            Buyer Termination. This Agreement may be terminated at any time prior to the Closing by Buyer following any of the following events:

(1)            the failure of the Collateral Agent or the Company Parties to achieve any of the Milestones (as defined in the RSA) in accordance with the terms of the RSA (subject to any mutually agreed extensions thereof), that has not been cured within ten (10) Business Days after receiving written notice thereof from Buyer (if capable of cure);

(2)            a material breach by the Collateral Agent or the Company Parties of the terms of the RSA which has not been cured within ten (10) Business Days after receiving written notice thereof from Buyer (if capable of cure) and results in the termination of the RSA;

(3)            (i) any of the representations or warranties of any Company Entity in Article 3 or the Collateral Agent in Article 4 is or becomes untrue or inaccurate such that the condition set forth in Section 7.1(a)(x) would not be satisfied or (ii) there has been a breach by the Company Entities or the Collateral Agent of any of their covenants or agreements contained in this Agreement such that the condition set forth in Section 7.1(a)(xi) would not be satisfied, and, in each case of clauses (i) and (ii), such breach or inaccuracy (if capable of cure) has not been cured by the Company Entities or the Collateral Agent within ten (10) Business Days after delivery of written notice thereof by the Buyer to the Company or the Collateral Agent (or, if less, any shorter period of time that remains between such notice and the Outside Date); provided that Buyer shall not be entitled to terminate pursuant to this Section 8.1(b)(3) if such inaccuracy or breach was primarily caused by the failure of Buyer to perform in any material respect any of the covenants or agreements to be performed by it prior to the Closing;

(4)            the Requisite Regulatory Approvals (x) have not been approved within one hundred eighty (180) days after such approval has been sought from the applicable Governmental Authority or (y) have been rejected by the applicable Governmental Authority;

(5)            a law or regulation is enacted, adopted, promulgated or enforced that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if the consummation of the transactions contemplated hereby would violate any order of any governmental authority having competent jurisdiction; or

(6)            anytime on or following the Outside Sale Transaction Effective Date (the “Outside Date”).

(c)            Collateral Agent Termination. This Agreement may be terminated at any time prior to the Closing by the Collateral Agent, acting solely in its capacity as secured party under the Senior Notes Indenture, upon the occurrence of any of the following: (1)(i) any of the representations or warranties of Buyer in Article 5 is or becomes untrue or inaccurate such that the condition set forth in Section 7.2(a)(ii) would not be satisfied, or (ii) there has been a breach by Buyer of any of its covenants or agreements contained in this Agreement such that the condition set forth in Section 7.2(a)(iii) would not be satisfied, and, in each case of clauses (i) and (ii), such breach or inaccuracy (if capable of cure) has not been cured by Buyer within ten (10) Business Days after delivery of written notice thereof by the Collateral Agent to Buyer (or, if less, any shorter period of time that remains between such notice and the Outside Date); provided that the Collateral Agent shall not be entitled to terminate pursuant to this Section 8.1(c)(1) if such inaccuracy or breach was primarily caused by the failure of the Collateral Agent to perform in any material respect any of its covenants or agreements to be performed by it prior to the Closing; (2) Buyer has otherwise materially breached the RSA or failed to perform any obligation thereunder required to be performed by Buyer prior to the Closing, and such breach or failure (if capable of cure) has not been cured within ten (10) Business Days after written notice thereof from the Collateral Agent to Buyer; or (3) a law or regulation is enacted, adopted, promulgated or enforced that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if the consummation of the transactions contemplated hereby would violate any order of any governmental authority having competent jurisdiction.

(d)            Automatic Termination. Unless otherwise agreed in writing by the Buyer, the Collateral Agent and the Company within five (5) Business Days of the valid termination of the RSA, this Agreement shall automatically terminate upon, and without further action of any Party, five (5) Business Days after the valid termination of the RSA in accordance with its terms.

(e)            No Company Termination. The Company Entities acknowledge and agree that they have no right to terminate, rescind, or otherwise avoid this Agreement and that their execution hereof is solely to effectuate the transactions contemplated by the RSA and the Collateral Agent’s exercise of its remedies under Article 9 of the UCC.

8.2            Effect of Termination. In the event of termination of this Agreement in accordance with Section 8.1, this Agreement shall immediately terminate and have no further force and effect and there shall be no Liability on the part of any Party to any other Party under this Agreement, provided, however, that nothing contained herein shall relieve any Party hereto from liability for fraud or willful breach of this Agreement prior to such termination.

ARTICLE 9

MISCELLANEOUS

9.1            Survival. All representations, warranties, covenants and agreements set forth in this Agreement, the Disclosure Schedules, or in any certificate or instrument delivered in connection herewith shall survive until the Closing and all such representations, warranties, covenants and agreements shall terminate on the date on which the Closing occurs; provided, that any covenants and agreements that by their terms are intended to survive the Closing shall survive until performed or otherwise in accordance with their terms.

9.2            Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by or on behalf of the Buyer and the Collateral Agent (b) by a waiver in accordance with Section 9.3.

9.3            Waiver. Any Party to this Agreement may waive compliance or performance of any provision of this Agreement that is intended for the benefit of such waiving Party. Any such extension or waiver shall be valid only if set forth in a writing executed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition or as a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights under this Section 9.3 shall not constitute a waiver of any of such rights. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.4           Specific Performance. The Company Sellers agree and acknowledge that their Business is unique and recognize and affirm that in the event of a breach of this Agreement by any Company Seller, money damages may be inadequate and Buyer may have no adequate remedy at law. Accordingly, the Company Sellers agree that the Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the Company Sellers’ obligations hereunder by an action or actions for equitable relief, including injunction and specific performance. If any such action is brought by the Buyer to enforce this Agreement, the Company Sellers hereby waive the defense that there is an adequate remedy at law or the requirement for the posting of any bond or similar security. For the avoidance of doubt, the Collateral Agent shall have no obligation under this Section 9.4 and no specific-performance remedy shall be available against the Collateral Agent except to the extent of its express obligations under this Agreement in its secured-party capacity.

9.5            Expenses. Except as otherwise expressly provided in the RSA (including the payment of Transaction Expenses (as defined in the RSA)), each of the Parties hereto shall pay all of its own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby.

9.6            Notices. All notices, claims, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been duly made or given when personally delivered, mailed by first class mail, return receipt requested, or delivered by express courier service or via facsimile (with original copy to follow) to the respective Parties at the following addresses (or such other address for a Party as shall be specified in a notice given in accordance with this Section 9.6):

If to the Company Entities:

Medicine Man Technologies Inc.

865 N Albion St.

3rd Floor

Denver, CO 80220

Attention: Christine Jones, Chief Legal Officer

Email: [***]

with a copy (which shall not constitute notice) to:

Polsinelli PC

600 Third Avenue, 42nd Floor

New York, NY 10016

Attention: Mark Joachim

E-mail: [***]

If to the Collateral Agent or the Buyer:

Chicago Atlantic Admin, LLC

420 N Wabash Avenue, Suite 500

Chicago, IL 60611

Attention: Peter Sack

Email: [***]

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

Attention: Alex Cota; Robert Nussbaum; Josh Ratner

E-mail: [***]

and

Eversheds Sutherland (US) LLP

227 W. Monroe St., Suite 6000

Chicago, IL 60606

Attention: Craig Alcorn

Email: [***]

9.7            Binding Agreement; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by operation of law or otherwise without the prior written consent of the Company, Collateral Agent and the Buyer; provided, however, that notwithstanding the foregoing, the Buyer may at any time in its sole discretion and without the consent of any other Party assign, in whole or in part, (a) its right to purchase the Acquired Assets and assume the Assumed Liabilities to one or more of its Affiliates (provided that no such assignment shall release the Buyer from its obligations hereunder); (b) its rights under this Agreement and the Ancillary Agreements for collateral security purposes to any lender providing financing to the Buyer, such permitted assign or any of their Affiliates, and any such lender may exercise all of the rights and remedies of such assignee hereunder and thereunder; and (c) its rights under this Agreement and the Ancillary Agreements to any subsequent purchaser of the Buyer or any material portion of its assets (whether such sale is structured as a sale of stock, or other equivalent sale of assets, merger, recapitalization or otherwise). If this Agreement is assigned pursuant to this Section 9.7, such assignee shall agree in writing to be bound by all of the terms, conditions and provisions contained in this Agreement and no such assignment shall release the applicable Party from their obligations under this Agreement.

9.8            Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, and all other terms of this Agreement shall remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

9.9           Disclosure Schedules. The disclosure of any matter in any Disclosure Schedule to this Agreement shall be deemed to be a disclosure with respect to any other section or subsection of this Agreement with respect to which its relevance is reasonably apparent on its face for all purposes of this Agreement, but shall expressly not be deemed to constitute an admission by the Buyer or the Company Entities, or to otherwise imply, that any such matter is material for the purposes of this Agreement. Matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be set forth on the Disclosure Schedules, and any such additional matters are for informational purposes only and do not necessarily include other matters of a similar nature.

9.10         Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith with sophisticated counsel. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

9.11         Entire Agreement. This Agreement, the Disclosure Schedules identified in this Agreement and the other documents referred to herein including, without limitation, the RSA, contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

9.12          Exculpatory Provisions. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, (i) the Collateral Agent shall not be liable to any Person for any breach by any Company Entity or the Buyer of their respective representations, warranties, covenants or other agreements in connection with this Agreement or Ancillary Agreement or the transactions contemplated by this Agreement, and (ii) the Collateral Agent shall not have any liability under or in respect of this Agreement or any Ancillary Agreement or the transactions contemplated by this Agreement for any and all Losses arising out of or relating to any claim by any Person (including any Company Seller or its creditors) challenging the validity of this Agreement or the Sale Proceeding, except to the extent finally determined to have resulted from the Collateral Agent’s gross negligence or willful misconduct.

9.13         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

9.14          Governing Law; Submission to Jurisdiction; Selection of Forum. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING ITS UNIFORM COMMERCIAL CODE, WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION. EACH PARTY AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCLUSIVELY IN THE FEDERAL DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (LOCATED IN NEW YORK CITY, NEW YORK) OR, IF SUCH COURT DOES NOT HAVE JURISDICTION, IN THE STATE COURTS OF NEW YORK LOCATED IN NEW YORK COUNTY, BOROUGH OF MANHATTAN. SOLELY IN CONNECTION WITH CLAIMS ARISING UNDER THIS AGREEMENT: (a) each Party irrevocably submits to the exclusive jurisdiction of such courts; (b) each Party waives any objection to laying venue in any such action or proceeding in any such court; and (c) each Party waives any objection that any such court is an inconvenient forum or does not have jurisdiction over such Party. For the avoidance of doubt, the Parties acknowledge that Section 9-601 et seq. of the UCC (as in effect in the State of New York) shall govern the enforcement of the Collateral Agent’s rights and remedies with respect to the Collateral Assets. Notwithstanding the foregoing, the Parties acknowledge and agree that (i) the Business and the Acquired Assets are regulated primarily under applicable state and local laws governing the cultivation, manufacture, distribution, sale and possession of cannabis and cannabis-related products (collectively, the “Applicable State Cannabis Laws”); (ii) to the extent such Applicable State Cannabis Laws constitute the sole legal requirements governing the issuance, maintenance, transfer or compliance of any license, permit, authorization or approval required for the ownership or operation of the Business, such Applicable State Cannabis Laws shall exclusively govern the Parties’ respective rights and obligations with respect thereto; and (iii) nothing in this Agreement shall be construed as an admission by any Party regarding the applicability, validity or enforceability of any Federal Cannabis Law or as requiring any Party to violate Applicable Law. To the maximum extent permitted by Applicable Law, each Party agrees that the fact that cannabis is or may be treated as illegal under Federal Cannabis Laws shall not be asserted as, and does not constitute, a defense to the enforcement of this Agreement or any Ancillary Agreement, and each Party hereby irrevocably waives any such defense in any dispute or Proceeding arising out of or relating to this Agreement or any Ancillary Agreement.

9.15         Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.

9.16         Regulatory Information. This Agreement and the transactions contemplated hereby may be subject to review, comment or approval by one or more Governmental Authorities (including, for the avoidance of doubt, state or local cannabis regulatory authorities). If any such Governmental Authority determines that any term of this Agreement must be modified as a condition to approval or continued effectiveness of any Seller License or as a condition to any Requisite Regulatory Approval, the Parties shall negotiate in good faith to amend this Agreement (but the Buyer shall be under no obligation to so amend this Agreement) to implement the minimum changes required by such Governmental Authority while preserving to the greatest extent possible the original intent of the Parties and the economic allocation of risk and benefit reflected herein. Any such amendment shall be documented pursuant to Section 9.2. For the avoidance of doubt, Section 9.8 (Severability) shall apply in addition to this Section 9.16.

9.17         Schedule Supplement. From time to time prior to the Closing, but no more than one (1) time prior to the Closing Date, the Company Entities shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the termination rights contained in this Agreement; provided, however, that if as a result of matters disclosed in such Schedule Supplement that are matters in an aggregate amount not in excess of $100,000, Buyer has the right to, but does not elect to, terminate this Agreement within twenty (20) days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter.

9.18          Press Releases and Announcements. No press release or public statement related to this Agreement or the transactions contemplated hereby shall be issued without the prior written consent of the Buyer, except as required by Applicable Law.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement as of the day and year first above written.

BUYER:

VIREO HEALTH OF ROCKY MOUNTAIN, LLC

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement as of the day and year first above written.

COLLATERAL AGENT:

CHICAGO ATLANTIC ADMIN, LLC

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement as of the day and year first above written.

COMPANY:

MEDICINE MAN TECHNOLOGIES, INC.

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement as of the day and year first above written.

COMPANY SELLERS:

[•]

By:
Name:
Title:

COMPANY NON-SELLERS:

[•]

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]